An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION

Dated November 30, 2023

Sow Good Investments, LLC, which we refer to as “we,” “us,” “our,” or the “Company,” is a Delaware series limited liability company that has been formed to provide financing for solar energy, microfinance, affordable housing and other social impact businesses, individually allocated to then individual series (“Series”) of the Company.

This Offering Circular relates to the offer and sale of up to $75,000,000 in principal amount (the “Offering”) of unsecured fixed-rate notes (the “Notes”) by each Series. The Notes are unsecured debt securities and are not equity securities. The Notes are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The Notes will be issued by a Series in the minimum amount of $500 and in multiples of $100 for any amount greater than $500 (i.e. $600, $700, $800 etc.). The Notes will mature on a specified maturity date, typically 12 – 36 months from the date issued. See “Description of Notes” on page 19.

The Series Notes offered by each Series will be offered with a fixed interest rate typically ranging from 5 -7.5% per annum. The interest rate for each Note will be fixed per the terms of the Note. See “Description of Notes- Principal, Maturity and Interest” on page 20.

The interest rate for the Series 1-001 Notes offered by Series 1-001 will be 7.5% per annum. Additional Series will issue additional Notes with interest rates that may be different from the rate of the Series 1-001.  We anticipate these rates to be within a range of 5 to 7.5% per annum.

A Series may prepay some or all of the Notes at any time prior to their maturity without premium or penalty.

The applicable Series will pay interest on Notes upon Maturity. All Notes will be issued in fully registered form.

The Notes being offered with respect to each individual Series are being offered on a “best efforts” basis without any minimum offering amount pursuant to Regulation A under Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings.

The Company, through each Series, is offering the Notes directly to investors on an ongoing and continuous basis. The Notes will be issued at their principal face value, without a discount, and are not being sold through commissioned sales agents or underwriters. See “Plan of Distribution” on page 43.

The Notes are being offered, and will be sold, pursuant to the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A promulgated thereunder. The Offering is not contingent upon sales of a minimum offering amount and there is no minimum aggregate amount of Notes that must be sold in order for us to have access to the Offering proceeds. We may accept subscriptions as they are received.

The Notes will not be listed on any exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the Notes.

		Series Notes Overview
		Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Series	Proceeds to Other Persons

Series 1-001	Per Note	$500.00	$0.0	$500.00	$0
	Total Maximum	$500.00	$0.0	$500.00	$0

(1)We intend to distribute all offerings of Notes in any series of the Company (referred to herein as “Notes” or individually, as a “Note”) principally through our platform, which is owned and operated by Social Investment Managers and Advisors, LLC, a Delaware limited liability company and registered investment advisor (CRD#: 309110/SEC#: 801-119020), (“SIMA” or “Manager”), as described in greater detail under “Plan of Distribution and Subscription Procedure”. Because these are best efforts offerings, the actual series offering amounts and proceeds to us are not presently determinable and may be substantially less than each total maximum series offering set forth above. No fees or commissions will be paid to SIMA in connection with the offering of the Notes.  The amounts set forth above do not include reimbursements to the Manager for the Acquisition Fee or Series Offering Fee.

The Company is offering a maximum (the “Total Maximum”) of Notes of each of the Series (as defined below), highlighted in the “Master Series Table” section below.

Each series of Notes are being offered by a specific “Series”.  The offerings of the Notes may collectively be referred to herein as the “Offerings” and each, individually, as an “Offering.”  See “Description of Notes Offered” for additional information regarding the Notes. All interests will be issued in electronic form only and will not be listed or quoted on any securities exchange.

The Company and each Series is managed by SIMA.

It is anticipated that the Company’s core business will be to generate income and preserve capital for Note holders by providing financing to off-grid solar, microfinance and affordable housing companies.   that will in turn provide customer loans to: solar energy end-user customers (typically known as Pay-As-You-Go (PAYGo) loans) to enable access to clean electricity; micro-loans to microenterprises to finance small business needs, and; housing loans to affordable housing end-user customers to enable better shelter. These end-user customers and enterprises typically are in need of capital and the financing provided by the companies to generate meaningful social and environmental impacts. As the financings are repaid, amounts are returned and repaid to Series Note holders.

The financing associated with each Series as referenced in the “Master Series Table” section may be referred to herein, collectively, as the “Associated Financing.”  See “Description of the Business” for additional information regarding the Associated Financings.

This Offering Circular describes each individual Series found in the “Master Series Table” section.

The Notes represent a debt obligation of a particular Series and thus indirectly the Associated Financing and do not represent an investment in the Series or an investment in or obligation of the Company or the Manager generally. We do not anticipate that any Series will own any assets other than the Associated Financing associated with such Series.  However, we expect that the operations of the Company, including the issuance of additional Series and their acquisition of additional assets, will benefit Note Holders by enabling each Series to benefit from economies of scale from the Company as a whole managing multiple Series and therefore managing and operating multiple investments.

A purchaser of the Notes may be referred to herein as an “Note Holder”.   There will be separate closings with respect to each Offering for each Series (each, a “Closing”). For each Series, the Manager anticipates that it will conduct monthly Closings. The Offering of Notes for any Series will terminate upon the earliest to occur of (i) the date subscriptions for the Total Maximum Amount for a Series has been accepted (ii) a date determined by the Manager in its sole discretion. If no Closings for a Series have occurred, an Offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or Amendment, as applicable, is qualified by the U.S. Securities and Exchange Commission, or the “Commission”, which period may be extended with respect to a particular Series by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the Offering for a particular Series in its sole discretion.

We are only selling Notes issued by our Series 1-001 Notes in this Offering, however, following the qualification of this Offering, the Company plans to conduct additional offerings of additional Notes in additional Series.  Only Notes in those Series set forth on the Master Series Table have been designated and are being offered at this time.  The Series 1-001 has been established to allow persons to acquire Series 1-001 Notes.

This Offering is being conducted under Tier II of Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Offering Circular format.  In those states which require registration by the Company as an Issuer, the Company will either register as an issuer dealer or not sell securities in those states. See “Plan of Distribution and Subscription Procedure” and “Description of Notes Offered” for additional information.

A purchase of Notes in a Series does not constitute an equity investment or an investment in either the Company or an Associated Financing directly, or in any other Series.  This results in no voting rights of the Note Holder.  The Manager thus retains significant control over the management of the Company, each Series and the Associated Financings.  Furthermore, because the Notes do not constitute an equity investment or an investment in the Company as a whole, holders of the Notes in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.  In addition, the economic interest of a holder in a Series will not be identical to owning an equity investment in a Series or a direct undivided interest in an Associated Financing.

This Offering Circular contains forward-looking statements which are based on current expectations and beliefs concerning future developments that are difficult to predict.  Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager, or the Platform will be as currently anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.  Please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

There is currently no public trading market for any Notes, and an active market may not develop or be sustained.  If an active public or private trading market for the Notes does not develop or is not sustained, it may be difficult or impossible for you to resell your Notes at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Notes.

The Notes offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Notes, whether via the Platform, via third party registered broker-dealers or otherwise. Prospective Note Holders should obtain their own legal and tax advice prior to making an investment in the Notes and should be aware that an investment in the Notes may be exposed to other risks of an exceptional nature from time to time. See the “Risk Factors” section on Page 27 of the Offering Circular.

GENERALLY, NO SALE MAY BE MADE TO YOU IN ANY OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO HTTP://WWW.INVESTOR.GOV.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sales of these securities in, any state in which such offer, solicitation or sale would be unlawful before registration or qualification of the offer and sale under the laws of such state.

An investment in the Notes involves a high degree of risk. See “Risk Factors” on Page 27 for a description of some of the risks that should be considered before investing in the Notes.

TABLE OF CONTENTS

SOW GOOD INVESTMENTS, LLC

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our interests offered hereby are offered and sold only to “qualified purchasers” or at a time when our interests are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our interests does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each Series of the Company and the Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations).  These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future.  In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict.  Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Platform will be as currently anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties.  These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND OTHER INDUSTRY DATA

This offering circular includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosures in this offering circular, and we believe our estimates to be accurate as of the date of this offering circular or such other date stated in this offering circular. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this offering circular, and estimates and beliefs based on that data, may not be reliable.

TRADEMARKS AND TRADE NAMES

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Offering Circular may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this Offering Circular is not intended to, and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Offering Circular may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Additional Information

You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with additional information or information different from that contained in this Offering Circular filed with the Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, certain Series of Notes only in jurisdictions where offers and sales are permitted. The information contained in this Offering Circular is accurate only as of the date of this document, regardless of the time of delivery of this Offering Circular or any sale of a Series of Notes. Our business, financial condition, results of operations, and prospects may have changed since that date.

MASTER SERIES TABLE

The master series table below, referred to at times as the “Master Series Table”, shows key information related to each Series. This information will be referenced in the following sections when referring to the Master Series Table. In addition, see the “Description of Associated Financing” and “Use of Proceeds” section for each individual Series for further details.

The Series assets referenced in the Master Series Table below may be referred to herein, collectively, as the “Associated Financings” or each, individually, as an “Associated Financing”. Any individuals, dealers or company which owns an Associated Financing prior to a purchase of an Associated Financing by the Company in advance of a potential offering or the closing of an offering from which proceeds are used to acquire the Associated Financing may be referred to herein as an “customer”.

Series / Series Name	Associated Financing	Minimum Offering Price per Note	Maximum Offering Amount	Opening Date (1)	Closing Date (1)	Status	Minimum Notes ($500 each)	Maximum Notes ($500)
Series 1-001	Up to $2,000,000 in financing to Sun King LLC	$500.00 (or $500 plus increments of $100.00	$2,000,000	Q4 2023	Q2 2024	Open	10	4,000

(1)If exact offering dates (specified as Month Day, Year) are not shown, then expected offering dates are presented.

SUMMARY

This summary highlights some of the information in this prospectus.  It does not contain all of the information that you should consider before investing in our Series Notes.  You should read carefully the detailed information set forth under "Risk Factors" and the other information included in this prospectus.

Company Overview

Sow Good Investments (“Company”) was formed on April 5, 2023 as a Delaware series limited liability company by Social Investment Managers and Advisors, LLC, a Delaware limited liability company (“SIMA” or “Manager”) and registered investment advisor (CRD#: 309110/SEC#: 801-119020). SIMA is a double bottom line firm focused on impact financing for solar energy, microfinance and affordable housing companies in emerging markets.  SIMA’s principals have been engaged in impact investing initiatives for over two decades and have cumulatively placed more than $2 billion in more than 300 companies, in over 50 countries.

SIMA promotes, structures and places impact investments in for-profit companies that align with financial, social and environmental goals. SIMA works with individual, institutional and philanthropic investors and with public sector development finance investors to create market-based investment opportunities with mitigated risk. SIMA chooses to work in some of the poorest countries in the world and maintains a strong local presence with teams in Kenya, Uganda, Pakistan, India, Nigeria, Mauritius and the United States. Of SIMA’s 38 staff, 36 are located in sub-Saharan Africa and South Asia.

The Company will provide financings to participants in the off-grid solar, microfinance and affordable housing sectors operating in certain emerging markets.  These participants are typically companies in emerging markets that in turn provide their end-user customers with loans to fund purchases, and the loans are repaid in installments. For example, solar energy companies typically provide their end-user customers with loans to finance the purchase of solar panels and equipment for supplying electricity, with the customer loans repaid over time on an installment basis (typically known as Pay-As-You-Go (PAYGo) loans.  Similarly, microfinance companies will use the loans from the Company to in turn fund microloans to individually operated microenterprises for their working capital needs with the microloans repaid over time on an installment basis; and affordable housing lenders will use loans from the Company to in turn fund housing loans for affordable housing to end-user customers loans with the affordable housing loans repaid over time on an installment basis. These end-user customers and enterprises typically are in need of financing and the financing provided also generates meaningful social and environmental impacts at the customer level. As loans are repaid, our investment is returned with interest and repaid to our investors.

As a limited liability company, we operate pursuant to a limited liability company agreement, dated June, 2023 (the “LLC Agreement”). We are managed by SIMA (the “Manager”). As a newly formed company, we have no operating history.

Our principal office is located at 157 Columbus Ave, Suite 512, New York, NY 10023 and our telephone number is +1 (917) 750-5588 and email address is info@sowgoodinvestments.com. For additional information regarding the Company or this Offering, you may write, email or telephone us at the address and telephone number above.

We are offering Notes issued by each of the series of the Company described in this Offering Circular. All of the series of the Company may collectively be referred to herein as the “series” and each, individually, as a “series.” The Notes issued by of all the series described above may collectively be referred to herein as the “Notes,” or the “securities” and each, individually, as a “Note” and the offerings of the Notes may collectively be referred to herein as the “offerings” and each, individually, as an “offering.” The Notes represent an obligation solely of a particular series and thus, indirectly in the Associated Financing extended by that series. The Notes do not represent an investment in the Company or the Manager. See “Description of the Securities Being Offered” for additional information regarding the interests.

A purchaser of the Notes may be referred to herein as a an “investor” or “Note holder.” There will be one or more separate closings (each, a “closing”) with respect to each series offering. The initial closing of a series offering will take place on the earlier to occur of (i) the date subscriptions for the maximum amount for a series have been accepted or (ii) a date determined by the Manager in its sole discretion. If an initial closing with respect to a particular series offering has not occurred, the offering will be terminated upon (i) the date which is one year from the date the related offering circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering for a particular series in its sole discretion. No securities are being offered by existing security-holders.

Each series offering is being conducted under Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in offering circular format.

Securities Being Offered

Note Holders will acquire fixed rate Notes representing unsecured debt obligations.  The Notes are not savings accounts or deposits and not insured by the Federal Deposit Insurance Corporation. Each series is intended to be a separate series of the Company for purposes of accounting for assets and liabilities and segregation for bankruptcy and litigation. It is intended that the Note holders will only have assets, profits and losses pertaining to the specific investments made by that series. For example, a holder of a Note issued by Series 1-001 will only be entitled to receive payments based upon the Associated Financing related to Series 1-001. See the “Description of the Securities Offered” section for further details. The minimum investment you can make for any series is one Note and the maximum investment is equal to 10% of the total amount being offered for such series, although such minimum and maximum (subject to legal restrictions) thresholds may be waived by the Manager in its sole discretion.

The Manager

The Company is managed by Social Investment Managers and Advisors, LLC, a Delaware limited liability company and registered investment advisor (CRD#: 309110/SEC#: 801-119020)(“SIMA” or, the “Manager”). Pursuant to the terms of the Company’s Limited Liability Company Agreement dated as of June 2023, (the “LLC Agreement"), the Manager will provide certain management, advisory and support services to the Company and to each series.

Our Manager has not sponsored prior financing programs. Accordingly, this offering circular does not contain any information concerning prior performance of our Manager and its affiliates, which means that you will be unable to assess any results from their prior activities before deciding whether to purchase interests in our series.

Management Compensation

The Manager will be entitled to all net income related to a Series, which shall be equal to the interest income received from the Associated Financing less the amounts paid on the related Notes, which we anticipate shall be approximately 0.5% annually. It is anticipated that each Applicable Financing will require payments of interest bi-annually and principal at maturity.  However, there is no guarantee that such payments will be timely or in fact be made at all.

Sow Good Platform

The Manager, SIMA, operates a web-based platform referred to herein as the Sow Good Platform. Through the use of the Sow Good Platform, investors will be able browse and screen the investments offered by each of our series and electronically sign legal documents to purchase series interests.

The Sow Good Platform is the intellectual property of SIMA and neither the Company, nor any of our series, has any ownership rights in the Sow Good Platform. SIMA has granted a license to each Series in order to, among other things, use the Sow Good Platform for their series offerings, pursuant to the Sow Good Platform license agreement, a copy of which is attached as an exhibit to the offering statement of which this offering circular forms a part. The Company will not be required to pay any fees associated with a series’ use of the Sow Good Platform but may pay broker fees associated with the purchase and sale of series interests to Placement Agent, if any.

Targeted Customers

We anticipate providing financing to socially-oriented companies that serve low-income customers in emerging markets which operate in one of the following areas of impact: solar energy, microfinance or affordable housing. SIMA has a long track record in originating, underwriting and financing such companies and currently has over 150 active business relationships in these areas.

Solar Energy:

We will extend financing to companies in the solar energy field, including Sun King www.sunking.com , one of the world's leading providers of affordable off-grid solar solutions for underpowered communities. With its pay-as-you-go business model and employing over 24,000 local agents (sales agents) and 2,500 permanent employees. Field agents (or sales agents) are local residents who promote and sell Sun King’s products among local community for which they receive commission. Sun King delivers solar energy to over 165,000 homes per month across eight countries of operation in Africa. Sun King’s “pay-as-you-go” approach enables consumers to pay for their solar home systems through installment payments, drastically improving affordability. The company has a strong presence in Kenya, where more than one in five people using solar home systems use Sun King systems. Due to its consistent profitability and growth with high social impact, Sun King has attracted investors from across the globe. In August 2022, Sun King secured USD 260 million in equity through a Series D funding, which has since further expanded to 330 million. In terms of impact, Sun King has provided power to an estimated 100 million people and its products have generated over 820,232 MW of solar energy, offsetting 27 metric tons of CO2. The capital provided by the Company to Sun King will be used to help expand its reach in Africa, potentially providing hundreds of thousands of families with much-needed access to power.

Notes issued by Series 1-001 will be used to provide financing to Sun King.

Affordable Housing:

Through subsequent certificate offerings by additional Series, the Company plans to provide financing to companies that specialize in making loans in the areas of affordable housing. These companies focus on providing financing for basic shelter to low-income families while also helping them build assets, improve security and contribute to their overall financial well-being.

Microfinance:

In subsequent certificate offerings by additional Series, we also plan to extend financing to a number of microfinance companies.  These companies in turn provide microfinance loans to low-income entrepreneurs, particularly women, to help them support and build their micro businesses and generate stable income for themselves and their families.

As described below, these companies serve end-user customers and enterprises in emerging markets which need capital to grow and fulfill their goals, and the financing provided by the Company generates meaningful social and environmental impacts.

The off-grid solar sector provides solar systems in regions of the world where an electric grid is unreliable or does not exist.2  The Company’s financing to an off-grid solar company will in turn enable the company to provide customer loans (typically known as Pay-As-You-Go (PAYGo) loans to enable access to clean electricity.  As off-grid solar customers repay their loans from the off-grid solar company, the off-grid solar company repays its loan from the Company, and the Company repays Series Certificate holders.  The off-grid solar companies funded by Sow Good include distributors and installers of small solar systems for households as well as developers of solar systems for commercial and small manufacturers.  Many of these distributors work in rural locations and supply power for water pumps and other equipment crucial to the agricultural sector.

●The global off-grid solar market was $2.2 billion in 2022, providing lighting and other energy services to over 400 million users, and is estimated to exhibit a compound annual growth rate over 8.8% in the next decade.34

●Off-grid solar significantly reduces CO2 emissions.5

●Off-grid solar generates jobs across Africa and South Asia, mostly in rural areas.

The microfinance sector offers small loans, accounts, insurance and other financial services to low-income customers and small/micro enterprises who typically lack access to banking services. The Company’s financing to microfinance companies will in turn enable these companies to make very small loans (typically known as micro-loans) to customers and microenterprises to finance small business needs. As the microfinance customers and microenterprises repay micro-loans, the microfinance company repays its loan from the Company and the Company repays Series Certificate holders.  The global microfinance market was valued at almost $180 billion in 2020, and is projected to reach nearly $500 billion by 2030, growing at a CAGR of 11% from 2021 to 2030.6

●Microfinance serves over 500 million low-income people worldwide.7

●Microfinance reaches over 100 million women globally and supports their self-employment.

●There are over 85,000 microfinance companies globally.8

The affordable housing sector provides loans to families allowing them to acquire housing or improve their home. The Company’s financing to affordable housing companies will in turn enable these companies to make housing loans to affordable housing end-user customers to enable them to have better shelter. As the housing customers repay the affordable housing loans, the affordable housing company repays its loan from the Company and the Company repays Series Certificate holders.  The affordable housing sector is an approximate $500 billion sector with an estimated 11% growth rate.9

•Over 1.6 billion people worldwide lack adequate housing.10

•Affordable housing serves over 330 million low-income people.

Current trends suggest that there could be 106 million more low-income urban households by 2025.11

Below is a graphical organizational chart to outline your structure and illustrate the relationships of the various entities discussed throughout the filing, including SIMA, investors and Sun King.

2 https://pressroom.ifc.org/all/pages/PressDetail.aspx?ID=24949

3 https://www.globenewswire.com/news-release/2021/06/15/2246934/0/en/Off-Grid-Solar-Market-to-rise-at-8-62-CAGR-through-2027-Market-Research-Future-MRFR.html

4 https://www.marketresearchfuture.com/reports/off-grid-solar-market-7227

5 https://s3.amazonaws.com/giin-web-assets/iris/assets/files/research/Evaluating%20Impact%20Performance_Clean%20Energy%20Access_webfile.pdf

6  https://www.alliedmarketresearch.com/microfinance-market-A06004

7 https://www.worldbank.org/en/news/press-release/2015/04/17/world-bank-group-coalition-partners-make-commitments-accelerate-universal-financial-access

8 https://www.kfw.de/About-KfW/Newsroom/Latest-News/Pressemitteilungen-Details_622592.html

9 https://thegiin.org/assets/GIIN%20Annual%20Impact%20Investor%20Survey%202020.pdf

10 https://news.un.org/en/story/2017/10/567552-affordable-housing-key-development-and-social-equality-un-says-world-habitat

11 https://www.mckinsey.com/featured-insights/urbanization/tackling-the-worlds-affordable-housing-challenge

Due Diligence Process

To mitigate risks and ensure alignment with our goals, potential customers undergo a rigorous and comprehensive multi-level due diligence process. We carefully review various aspects of the off-grid solar, microfinance, or affordable housing company to assess their financial, social, and environmental characteristics. This includes an examination of their capital structure, assets and liabilities, financial performance, loan portfolio, lending procedures, credit history of customers, shareholding, management, governance, and other indicators of financial strength.

Furthermore, we evaluate the borrower's environmental, social, and governance (ESG) management and impact framework, core values, lending strategies, guiding principles, and similar characteristics. By conducting this thorough analysis, we aim to ensure that our potential customers meet our stringent standards and align with our overall mission and objectives.

The Manager’s investment process for off-grid solar companies comprises 6 key steps: pipeline prospects identification; compatibility screening/loan application; detailed due diligence and credit write-up/compliance check; risk clearance/senior management approval; and post-approval reviews/disbursement and portfolio monitoring.

1)The pipeline stage involves identifying prospects through the Manager’s prior engagement with the prospect, use of SIMA’s proprietary database and site visits by Manager’s staff through its regional offices. The investment pipeline established is discussed in team meetings. After initial screening if the pipeline company is meeting the investment criteria then further due diligence and credit write-up stage is started.

2)For the second stage, a compatibility screening is done, based upon SIMA’s data on the prospect and supplementary information to confirm that the prospect is compatible with the Company’s investment criteria. Desktop research is also carried out where all available documentation is reviewed and complemented by an interview of the management of the potential investment target. A term sheet is also drafted, and approval (from senior management) sought to move into due diligence.

3)Due diligence is initiated by submitting a documented information request to the prospect. A due diligence checklist is used, site visits made as they apply, and a thorough Know Your Customer /Anti-Money Laundering due diligence conducted.  Deal details are negotiated by the team involved. The due diligence stage, one of the key and most involving stages, is meant to analyze and review in detail the operations, business model, management structure and financial structure of the potential investee. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Sales Manager, Call Center Manager, etc. all have their various functions vetted during the diligence.

4)A credit write-up is then addressed to the Manager’s senior management and risk management department, summarizing key deal aspects with relevant information provided as required for the approval of the credit.

5)Risk management department reviews the credit and ensures that all the risks have been effectively mitigated and company is complying with all the screening criteria. Upon Risk Management’s clearance approval of credit is obtained.

6)Post-approval legal and fiscal reviews are done by local legal counsel and the risk team, following which the funds are disbursed, and monitoring begins till the maturity of the loan.

The overall process includes a review and inclusion of social, environmental and gender performance and metrics. Agreements include covenants on social, environmental and gender indicators and goals with each borrower, which will be tracked throughout its term.

By following these detailed steps, the Company ensures a thorough evaluation and diligent monitoring of off-grid solar companies, fostering sustainable and responsible investments in the renewable energy sector. The overall process includes a review and inclusion of social and environmental performance and metrics, as part of the Company’s impact-driven work. The due diligence stage, one of the key and most involving stages, is meant to analyze and review in detail the operations, business model, management structure and financial structure of the potential investee. The CEO, COO, CFO, Sales Manager and Call Center Manager all have their various functions vetted during the diligence.

Ultimate Borrower Due Diligence

Potential off-grid solar customers may not have a credit score, due to the lack of credit bureau information in many emerging market countries.  As a result, off-grid solar companies do not use credit reports as the sole determinant of the customer’s capability and ability to pay. Rather than rely on credit scores, off-grid solar companies may rely on public record databases to verify the information provided by the customer.  Borrower off-grid solar companies’ staff or agents may also meet with customers to study their financial records, check/inspect the household situation (if the customer is an individual), or check inventory (if customer is a small business), and help create a model of estimated revenues, expenses and profits. The borrower company’s credit specialists often work from a call center and assemble character and customer profile information, including references, personal and business information. If the customer is a business, the credit specialist also makes a financial evaluation of the customer’s business and considers various attributes including how the business operates, its operating margins, and average yearly sales etc. The credit specialist considers all of the customer’s business and family expenses in assessing the customer’s repayment capacity.

Marketing

The Company markets to its customers and to investors through the Sow Good Platform, which can be found at www.sowgoodinvestments.com.  The Sow Good Platform primarily consists of its website and email, but potential crowdlender customers also are directed to the website through Facebook, X (formerly known as Twitter), and LinkedIn social media marketing. The Sow Good website provides marketing materials and information about our program, the Company, the Manager/SIMA and information about upcoming Series Notes to off-grid solar or other companies and will contain links to the filed Offering Circular. The Sow Good platform will also include subscription documents and related information and provide more detailed information on a Series Note and its terms as an investment opportunity, covering the nature of the investee company, its market, target customers, business model, management, operations, projections.

Competition

The energy-access related crowdlending market in Europe is dominated by three main platforms: Trine (Sweden), Lendahand (Netherlands) and Energize Africa (UK).  Bettervest, Crowd4Climate and Charm Impact are also active in the sector. New market entrants, such as Tribes Capital, based in the UK, and Frankly Green, based in Germany are also gaining market share.  However, none of these platforms are available to US investors.  In the US, Energea is an international equity investment platform available to US investors. Also, Kiva is a charitable donation platform in the US but does not offer interest on investments.

Our Structure

We were formed as a Delaware series limited liability company on April 5, 2023.  In accordance with the Delaware Limited Liability Company Act (the “LLC Act”), each Series we may establish in the future will be a separate Series and not itself a separate legal entity. Section 18-215(b) of the LLC Act provides that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the limited liability company generally or any other Series. Accordingly, the assets of a Sow Good Investments, LLC Series include only its interest in the loans and the other assets held by such Series, including funds delivered for the purchase of Series Notes.

In addition, Section 18-215I of the LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. We intend to have each Series in the Sow Good Investments, LLC Series issue debt certificates, finance separate loans, and for each Series, to otherwise conduct its business, enter into contracts and hold title to assets on a segregated basis.

Each Series we may establish in the future will be a separate Series and not itself a separate legal entity under Delaware law. As a separate Series, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

This is the initial offering of the Notes issued by Sow Good Investments, LLC Series, which represent a debt obligation of the Series of our Company.  We are issuing only the Notes from the Series listed in the Master Series Table in this offering, but plan to offer Notes from additional Series in the future.  The Series listed in the Master Series Table have been established to issue Notes pursuant to this offering.

The proceeds from the sale of the Notes will be used to fund a loan as described in the Master Series Table.  Proceeds from additional series offerings will be used to fund additional loans.

The objective of Sow Good Investments, LLC Series will be to provide interest and return of principal to holders of our Series Notes through the repayment of the financings.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and, in the Exhibits, hereto.  You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.”  You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the Notes.  All references in this Offering Circular to “$” or “dollars” are to United States dollars.

Issuer	Sow Good Investments, LLC, a Delaware series limited liability company and each Series thereunder, including Series 1-001.
Securities offered

Up to $75,000,000 in aggregate principal amount of unsecured fixed-rate Notes. The Notes are not equity securities but are unsecured debt securities. The Notes are not savings accounts or deposits and not insured by the Federal Deposit Insurance Corporation or any other government agency.  The certificates are debt obligations of the issuing Series (and with respect to that Series’ Associated Financing) and not, for the avoidance of doubt, in (i) an equity investment in the Company, (ii) an investment in or obligation of any other Series, the Manager, the Platform or the Associated Financing associated with the Series or any Associated Financing owned by any other Series of Notes.

Series 1-001 will offer a maximum of $2,000,000 in Notes.  Additional Series will offer additional Notes, up to an aggregated Series maximum of $75,000,000.

Offering period	The Offering period will begin when this Offering is qualified by the Commission. The Notes are being offered on an ongoing and continuous basis.
Interest Rate	The interest rate for each Note will be 7.5% fixed rate.
Maturity date	The Notes will be offered with a bullet maturity of 24 months from the date issued.
Maturity Reinvestment at maturity

When a Note matures upon the Maturity Date, the Company agrees to repay the holder the principal amount of the Note plus accrued interest, unless the holder agrees to a reinvest the principal as described below.

At least thirty (30) business days prior to a Note maturing, the Company shall provide a Notice of Opportunity to Re-Invest to the holder of the Note.  The Notice of Opportunity to Re-Invest will inform the Note holder of the basic terms related to a new Series Note and the underlying financing, including subscription information and documents, of the new Series Note.  Should the Note holder wish to subscribe to the new Series Note offered by the Company, the Note holder may direct that the principal and unpaid interest be invested in a new Series Note and such Note holder shall complete the Note Purchase Agreement related to a Series Note.  Each additional Series Note will be made pursuant to an amendment to this offering.

Interest payment dates	We will pay interest on the Notes bi-annually.
Guarantees	The Notes are not guaranteed.

Security Ranking

The Notes will be our unsecured obligations.

The Notes will have priority over all existing and future unsecured indebtedness of the Series, including the Junior Notes described below.  For the first series, SIMA agrees to purchase junior notes (“Junior Notes”) which will be subordinate in payment priority to the Notes purchased by other subscribers in the first series.  The amount of the Junior Notes to be purchased by SIMA shall be limited to a maximum of $150,000. The Junior Note represent debt obligations of the Series, the proceeds of which will be used to fund the Series Financing and will be subordinated to the Notes with regards to payments and collections.

Optional Prepayment	We may prepay some or all of the Notes at our option without premium or penalty.

Additional Financings:The Company’s core business will be to establish one or more Series, including the Series listed in the Master Series Table above, and with respect to each Series, identify, acquire, manage and market financing products in the areas of off-grid solar, microfinance and affordable housing and fund such financing products through the issuance of Notes.

It is not anticipated that any Series would own any assets other than its respective Associated Financing, plus cash reserves for management and other expenses pertaining to each Associated Financing and amounts earned by each Series from interest and any other the monetization of the Associated Financing.

The Associated Financing for each Series and the Offering Price per Note for each Series is detailed in the Master Series Table.

Upon payoff of a financing held by a Series, the holders of the Notes in such Series shall have the opportunity to invest the proceeds in future Series.

Manager:Social Investment Managers and Advisors, LLC, a Delaware limited liability company and registered investment advisor (CRD#: 309110/SEC#: 801-119020) (“SIMA” or, the “Manager”) will be the Manager of the Company and each Series.

Minimum

Note purchase:The minimum subscription by a Note Holder is $100.  The Manager may purchase Notes, including Junior Notes, of any Series (including in excess of 10% of any Series), in its sole discretion. The purchase price (the Offering Price per Note times the number of Notes purchased) will be payable in cash at the time of subscription.

Offering size:The Company may offer up to a total maximum in each Series Offering as detailed for each Series highlighted in the Master Series Table.

Transfer Agent:As of the date of this offering circular, we have not engaged a transfer agent and registrar for any of the series of the Company.

Offering Period:There will be separate Closings for each Series Offering. During the Offering Period for each Series, the Manager shall conduct monthly Closings until the Offering of Notes of such Series are terminated upon the earliest to occur of (i) the date subscriptions for the Total Maximum of such Series have been accepted by the Manager or (ii) a date determined by the Manager in its sole discretion.  If no Closings for a Series have occurred, the applicable Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular or any amendment related to a Series is qualified by the Commission, which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate such Offering in its sole discretion.

Operating expenses:Operating Expenses are costs and expenses, allocated in accordance with the Company’s expense allocation policy (see “Description of the Business – Allocation of Expenses” section), attributable to the activities of each Series including:

•costs incurred in preparing any reports and accounts of the Series, including any tax filings and any annual audit of the accounts of the Series (if applicable) or costs payable to any third-party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

•any indemnification payments; and

•any and all insurance premiums or expenses in connection with the Associated Financing.

The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing with respect to each offering notated in the Master Series Table.

Operating Expenses of a Series incurred post-Closing shall be the responsibility of the applicable Series.  However, if the Operating Expenses of a particular Series exceed the amount of reserves retained by or revenues generated from the applicable Associated Financing, the Manager or SIMA may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to such Series, on which the Manager or SIMA may impose a reasonable rate of interest, which shall not be lower than the Applicable Federal Rate (as defined in the Internal Revenue Code), and be entitled to reimbursement of such amount from future revenues generated by the applicable Associated Financing (an “Operating Expenses Reimbursement Obligation”), or (c) cause additional Notes to be issued in the applicable Series in order to cover such additional amounts.

No Series has generated any revenues and we do not expect any Series to generate any revenue until the sale of the Associated Financings, if at all, and expect each Series to incur Operating Expenses Reimbursement Obligations, or for the Manager to pay such Operating Expenses incurred and not seek reimbursement, to the extent such Series does not have sufficient reserves for such expenses.  See discussion of “Description of the Business – Operating Expenses” for additional information.

Each Series of Interests will be responsible for the costs and expenses associated with the investments made and held by such Series as the Manager reasonably determines in good faith to be necessary, appropriate, advisable, incidental or in connection with the offering of Interests in such Series and the ongoing operational expenses associated with such Series.  Such fees and expenses include, without limitation, (i) costs and expenses incurred in connection with the investment; (ii) custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses (including costs and expenses associated with obtaining systems and other information designed to facilitate Company accounting or record-keeping, including related hardware and software); (iii) fees, costs and expenses of third-party service providers that provide such services (including fees, costs and expenses of attorneys retained by the Manager to represent the Manager, as applicable, in connection with the business and affairs of the Company, to the extent such fees, costs and expenses relate to advice provided to the Manager by such attorneys with respect to such business and affairs); (iv) servicing fees, administrative fees, and other fees related to the Associated Financing; (v) insurance costs and expenses; (vi) bank service fees; (vii) the Company’s indemnification obligations under the LLC Agreement and other agreements to which the Company may be a party; and (viii) extraordinary costs and expenses, if any.  To the extent any of the expenses described above apply to a particular Series, those expenses will be charged only against the applicable Series.

The Manager is responsible for all salaries, bonuses and employee benefit expenses of its related persons who are involved in the management and conduct of the business and affairs of the Company (as well as related overhead, including office space and equipment, utilities, telephone and data, broadband and related expenses, and other similar items), except that, as described above, the Company will bear: (i) costs and expenses incurred by the Manager in connection with investigating investment opportunities for the Company and reviewing the continuing suitability of the Company’s investments in light of the Company’s investment objectives; (ii) costs and expenses associated with obtaining systems and other information designed to facilitate Company accounting or record-keeping, including related hardware and software; and (iii) fees, costs and expenses of attorneys retained by the Managers to represent the Manager in connection with the business and affairs of the Company, to the extent such fees, costs and expenses relate to advice provided to the Manager by such attorneys with respect to such business and affairs.

Platform:SIMA operates a web-based investment platform referred to herein as the Sow Good Platform (or the “Platform”). Through the use of the Sow Good Platform, investors can browse and screen the investments offered by each of our series and electronically sign legal documents to purchase series interests.

Fiduciary Duties:The Manager may not be liable to the Company, any Series or the Note Holders for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the LLC Agreement for exculpation of the Manager. Therefore, Note Holders have a more limited right of action than they would have absent the limitation in the LLC Agreement.

Indemnification:None of the Manager, or its affiliates, nor any current or former directors, officers, employees, partners, members, controlling persons, agents or independent contractors of the Manager, nor persons acting at the request of the Company or any Series in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any Series or any Members for any act or omission taken by the Indemnified Parties in connection with the business of the Company or a Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Company or, where relevant, each Series of the Company (whether offered hereunder or otherwise) will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Unless attributable to a specific Series or a specific Associated Financing, the costs of meeting any indemnification will be allocated pro rata across each Series based on the value of each Associated Financing.

Governing law:To the fullest extent permitted by applicable law, the Notes and any dispute related thereto is subject to the exclusive jurisdiction of the Courts of the State of New York, except where Federal law requires that certain claims be brought in Federal courts.  Our Investor Agreement, to the fullest extent permitted by applicable law, provides for Note Holders to waive their right to a jury trial.

Each Note Holder will covenant and agree not to bring any claim in any venue other than the courts of the State of New York and of the United States of America, in each case, located in the State of New York, New York City (the “New York Courts"), or if required by Federal law, a Federal court of the United States, as in the case of claims brought under the Securities Exchange Act of 1934, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Note Holders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

RISK FACTORS

The Notes offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Notes. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance and/or the value of the Notes. If any of these risks actually occurs, the value of the Notes may be materially adversely affected.  Prospective Note Holders should obtain their own legal and tax advice prior to making an investment in the Notes and should be aware that an investment in the Notes may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the Notes.

Potential Risks to the Notes Associated with COVID-19

There has been a global outbreak of COVID-19 which began in China and quickly spread throughout the world including the United States and Europe (the “COVID-19 Outbreak”). As further described below, the COVID-19 Outbreak has led (and may continue to lead) to disruptions in the global economy, including extreme volatility in the stock market and capital markets.  The COVID-19 Outbreak and any future outbreaks of the coronavirus disease (or any other disease or pandemic) has led and may lead to further volatility in or disruption in the stock market and capital markets and may result in further government actions or policy decisions that may adversely affect the market value of the Notes and the Associated Financings.

In light of the circumstances described above, the risks we describe elsewhere under “Risk Factors” in this Offering Circular are heightened substantially, and you should review and carefully consider such risk factors in light of such circumstances.

Risks relating to the structure, operation and performance of the Company

Each Note is only the obligation of the issuing Series and is not an obligation of the Company or any other Series.  The Note does not constitute an equity investment in the Series or Company or directly in any Associated Financing

A Note constitutes a debt obligation of the Series related to that Offering and not, for the avoidance of doubt, an obligation of or equity investment in (i) the Company, (ii) any other Series, (iii) the Manager, (iv) the Platform or (v) directly in the Associated Financing associated with the Series or any Associated Financing extended by any other Series of Notes.  The Holders of the Notes do not have voting rights.  The Manager thus retains sole control over the management of the Company and each Series and over the Associated Financings.  Furthermore, because the Notes in a Series do not constitute an investment in the Company as a whole, holders of the Notes in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series.

There is currently no trading market for our securities and no such market is anticipated.

There is currently no public trading market for any Notes, and an active market may not develop or be sustained.  If an active public or private trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Notes at any price.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to base an investment decision.

The Company was recently formed in April 2023 and has not generated any revenues and has no operating history upon which prospective investors may evaluate their performance.  No guarantee can be given that the Company, or any Series will achieve their business objectives.

Neither the Company nor any Series has any assets or liabilities.

The Company was formed in April 2023. At the time of this filing, the Company and the Series highlighted in the Master Series Table have not commenced operations (other than entering into a purchase option agreement for the Associated Financing for that Series), are not capitalized and have no assets or liabilities and no Series will commence operations, be capitalized or have assets and liabilities until such time as a closing related to such Series has occurred.

We are a newly formed company and subject to the risks of any newly established business enterprise.

As a newly formed company, we are subject to the risks of any newly established business enterprise, including risks that we will be unable to create effective operating and financial controls and systems for our Company and each Series we may establish in the future or effectively manage our anticipated growth, including in connection with the additional Series we expect to establish in the future, any of which could have a material adverse effect on the business and operating results of the Series and each subsequent Series.

There can be no guarantee that the Company will reach its funding target from potential investors with respect to any Series or future proposed Series of Notes.

Due to the start-up nature of the Company and the Manager, there can be no guarantee that the Company will reach its funding target from potential Note holders with respect to any Series or future proposed Series of Notes.  In the event the Company does not reach a funding target, it may not be able to adequately fund an Associated Financing.

We are reliant on the Manager and their respective personnel. Our business and operations could be adversely affected if the Manager lose key personnel.

The successful operation of the Company (and therefore, the success of the Notes) is in part dependent on the ability of the Manager to source, acquire and manage the Associated Financings and maintain the Platform.  The principals of the Manager are experienced finance professionals and investors in assets similar to the Associated Financings, and have extensive investment and management experience.  The Manager has been in existence since July 2015.

In addition, the success of the Company (and therefore, the Notes) will be highly dependent on the expertise and performance of the Manager and its teams, network and other investment professionals (which may include third parties) to source, acquire and manage the Associated Financings.  There can be no assurance that these individuals will continue to be associated with the Manager.  The loss of the services of one or more of these individuals could have a material and adverse effect on the Associated Financings and, in particular, their ongoing management and use to support the investment of the Members.

If the Company’s series limited liability company structure is not respected, then Note Holders may have to share any liabilities of the Company with all Note Holders and not just those who hold the same Series of Notes as them.

The Company is structured as a Delaware series limited liability company that issues a separate Series of Notes for each Associated Financing.  Each Series will merely be a separate Series and not a separate legal entity.  Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of one Series is segregated from the liability of another Series and the assets of one Series are not available to satisfy the liabilities of other Series.  Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware law, and in the past certain jurisdictions have not honored such interpretation.   Furthermore, while we intend to maintain separate and distinct records for each Series and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a Series to the liabilities of another Series.  In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series of Notes or the liabilities of the Company generally where the assets of such other Series or of the Company generally are insufficient to meet our liabilities.

For the avoidance of doubt, at the time of this filing, the Company and the Series highlighted in the Master Series Table have not commenced operations, are not capitalized and have no assets or liabilities and no Series will commence operations, be capitalized or have assets and liabilities until such time as a closing related to such Series has occurred.

If any fees, costs and expenses of the Company are not allocable to a specific Series, they will be borne proportionately across all of the Series (which may include future Series).  Although the Manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business – Allocation of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series of Notes and therefore, there is a risk that a Series may bear a proportion of the fees, costs and expenses for a service or product for which another Series received a disproportionately high benefit.

We are not subject to regulation of any State or Federal regulatory agency.

We are not regulated or subject to the periodic examination to which commercial banks, savings banks and other thrift institutions are subject. Consequently, our financing decisions and our decisions regarding establishing allowance for financing losses are not subject to periodic review by any governmental agency. Moreover, we are not subject to regulatory oversight relating to our capital, asset quality, management or compliance with laws.

Risks Related to the Notes

We may not be able to generate sufficient cash to service our obligations under the Notes, and as a result, you may not earn any interest on the Notes and you may lose your entire investment because the Notes are unsecured, we may have other debt outstanding and we may have suffered losses.

Our ability to service our obligations under the Notes, including the repayment of the principal and the ongoing interest payments, will depend entirely upon the performance of the Associated Financings, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We may not be able to generate sufficient cash to service our obligations under the Notes, and as a result, you may not earn any interest on the Notes and you may lose your entire investment because the Notes are unsecured.

If we are unable to generate sufficient cash flow to meet our cash obligations, including under the Notes, we may be forced to take actions such as:

•restructuring or refinancing our debt or the Notes;

•seeking additional debt or equity capital;

•seeking bankruptcy protection;

•reducing or delaying our business activities, investments or capital expenditures; or

•selling assets.

Such measures might not be successful and might not enable us to meet our cash obligations. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The performance of the Notes depends entirely upon the performance of the Associated Financing.

The performance of the Notes depends entirely upon the effectiveness of the Associated Financing.  If the obligor on the Associated Financing fails to make payments or defaults on such financing, the Series may not be able to make interest or principal payments on the associated Notes.  A default on the Associated Series will result in a default on the underlying Notes, which would result in a partial or total loss to the Note holders.

The Notes are unsecured debt obligations

The Notes are unsecured obligations and the holders of the Series Notes will not have any claim to assets of the Series and, in the event of default, the holders of the Notes will be classified as general creditors of the Series and may be subject to the claims of a secured creditor.

The Notes are not guaranteed

The Notes are not guaranteed by the Manager, SIMA, any of the other Series or any other person.  In the event of default, the holders of the Notes shall not have any recourse against any other person other than the relevant series.

The Notes are not listed on any exchange and it is not expected that a public market for the Notes will develop.

There is no trading market for the Notes, and it is not expected that a trading market will develop in the foreseeable future. Therefore, any investment in the Notes will be highly illiquid, and investors in the Notes may not be able to sell or otherwise dispose of their Notes in the open market.

The Notes are being offered pursuant to an exemption from registration provided by Section 3(b) of the Act and Regulation A promulgated thereunder. Therefore, the Notes have not been, nor will they be for the foreseeable future, registered under the Act or any applicable securities laws of any other jurisdiction. This offering is under Tier 2 of Regulation A. Regulation A limits the amount of securities that an investor who is not an accredited investor under Rule 501(a) of Regulation D can purchase in a Tier 2 offering to no more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at fiscal year end (for non-natural persons). Accordingly, each investor who purchases Notes must do so for the investor’s own account and investment. In addition, no regulatory authority has reviewed or approved the terms of this Offering, including the disclosure of risks and the fairness of its terms. There is no public market for the Notes, and none is expected to develop for their purchase and sale.

The amount of interest we may charge customers is capped by applicable law.

Loans are subject to applicable usury laws that limit the amount of interest that we may charge our customers. The maximum interest rate permitted in New York on the types of loans that we expect to make is 25% per annum. If a court were to determine that we willfully violated the usury statute, affected borrowers would be entitled to certain remedies, including forfeiture by us of double the interest charged on such loans.

Usury laws limit the amount of interest we can charge on our loans, and to the extent interest rates on our borrowings increase, our financial condition and results of operations may be materially and adversely affected.

Our business depends on interest income from our loan portfolio. However, usury laws limit the amount of interest we can charge on our loans. When interest rates rise, we must pay higher interest on our borrowings while interest earned on our loans does not rise because our loans are capped at the maximum allowable interest rate. To the extent we are unable to increase the interest rate on our loans; increases in interest rates on our borrowings may materially and adversely affect our financial condition and results of operations.

We are currently expanding and improving our information technology systems and use security measures designed to protect our systems against breaches and cyber-attacks.  If these efforts are not successful, our business and operations could be disrupted, our operating results and reputation could be harmed, and the value of the Notes could be materially and adversely affected.

The highly automated nature of the Platform through which potential investors may acquire or transfer Notes may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.  The Platform processes certain confidential information about Note Holders and the Associated Financings.  While we intend to take commercially reasonable measures to protect the confidential information and maintain appropriate cybersecurity, the security measures of the Platform, the Company, the Manager, or any of their respective service providers could be breached.  Any accidental or willful security breaches or other unauthorized access to the Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects.  Security breaches or unauthorized access to confidential information could also expose the Company to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of the Manager’s, and the Company’s trade secrets.  If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Platform software are exposed and exploited, the relationships between the Company, Note Holders, users and the customers could be severely damaged, and the Company or the Manager could incur significant liability or have their attention significantly diverted from utilization of the Associated Financings, which could have a material negative impact on the value of Notes or the potential for distributions to be made on the Notes.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, the Company, the third-party hosting used by the Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures.  In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause Note Holders, the customers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Platform.

System limitations or failures could harm our business and may cause the Manager to intervene into activity on our Platform.

Our business depends in large part on the integrity and performance of the technology, computer and communications systems supporting them. If new systems fail to operate as intended or our existing systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services.

While we have programs in place to identify and minimize our exposure to vulnerabilities and to share corrective measures with our business partners, we cannot guarantee that such events will not occur in the future. Any system issue that causes an interruption in services, including the Platform, decreases the responsiveness of our services or otherwise affects our services could impair our reputation, damage our brand name and negatively impact our business, financial condition and operating results.

Risks relating to the Offerings

There is no minimum amount of Notes that must be sold or minimum offering amount and as a result initial investors assume additional risk.

There is no minimum number of investors or minimum offering amount that the Company must issue or sell in order to begin extending financings in a Series.   This is a best efforts, no minimum offering of Series Notes being conducted solely by certain members of our management.  There is no commitment by anyone to purchase any of the Series Notes being offered.  We cannot give any assurance that any or all of the Notes will be sold.   As this offering is a best efforts financing, there is no assurance that this financing will be completed or that any future financing will be affected.  Initial investors assume additional risk on whether the offering will be fully subscribed and the size of the Series financings.

Our lack of diversification could cause you to lose all or some of your investment.

Our business consists of providing financings to lenders in the solar energy, microfinance and affordable housing sectors which in turn will be used to issue loans to their customers.  Although we anticipate that these lenders will have a diversified pool of loans, each Series will be tied to a single specific financing with a single borrower.  This lack of business diversification could cause you to lose all or some of your investment in the event of a default.

We are offering our Notes pursuant to Tier 2 of Regulation A and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our Notes less attractive to Note Holders as compared to a traditional initial public offering.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements which may make an investment in our Notes less attractive to Note Holders who are accustomed to enhanced disclosure and more frequent financial reporting.  The differences between disclosures for Tier 2 issuers versus those for emerging growth companies include, without limitation, only needing to file final semiannual reports as opposed to quarterly reports and far fewer circumstances where a current disclosure would be required.  In addition, given the relative lack of regulatory precedent regarding the recent amendments to Regulation A, there is some regulatory uncertainty in regard to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to.  For example, a number of states have yet to determine the types of filings and amount of fees that are required for such an offering.  If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the Notes, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of Associated

Financings and create economies of scale, which may adversely affect the value of the Notes or the ability to make distributions to Note Holders.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer.  We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

If a regulator determines that the activities of either the Manager require its registration as a broker-dealer, the Manager may be required to cease operations and any Series of Notes offered and sold without such proper registration may be subject to a right of rescission.

The sale of Notes is being facilitated by the Company. Neither the Company nor the Manager receives a finder’s fee or any underwriting or placement agent discounts or commissions in relation to any Offering of Notes. If a regulatory authority determines that the Company or the Manager, neither of which is a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities that require registration, including initial sale of the Notes on the Platform, the Company or the Manager may need to stop operating and therefore, the Company would not have an entity managing the Series’ Associated Financings.  In addition, if the Company or Manager is found to have engaged in activities requiring registration as “broker-dealer” without either being properly registered as such, there is a risk that any Series of Notes offered and sold while the Company or Manager was not so registered may be subject to a right of rescission, which may result in the early termination of the Offerings.

If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Manager and may divert attention from management of the Associated Financings by the Manager or could cause Manager to no longer be able to afford to run our business.

The Exchange Act requires issuers with more than $10 million in total assets to register its equity securities under the Exchange Act if its securities are held of record by more than 2,000 persons or 500 persons who are not “accredited investors”.  However, an exemption exists for issuers which engage a transfer agent.  If we were to lose our transfer agent and also have certificates in any Series being held of record by more than 2,000 persons or 500 non “accredited investors”, then we would be required to register under the Exchange Act.  If we are required to register under the Exchange Act, it would result in significant expense and reporting requirements that would place a burden on the Manager and may divert attention from management of the Associated Financings by the Manager.

If the Company were to be required to register under the Investment Company Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager may be forced to liquidate and wind up each Series of Notes or rescind the Offerings for any of the Series or the offering for any other Series of Notes.

The Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Notes do not have the benefit of the protections of the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is, holds itself out as, or proposes to be engaged primarily in the business of investing, reinvesting, or trading in securities.

The US Supreme Court  in Reves v. Ernst & Young, 110 S. Ct. 945 (1990) recognizes that most notes are, in fact, not securities However, the definition of “security” under the Investment Company Act of 1940 (“40 Act”) is much broader than that definition under the Securities Act of 1933 and the Securities and Exchange Act of 1934 and loans (even if just a single loan) are generally considered securities under 40 Act.

Nevertheless, we believe that the activities of the Company would qualify the Company for an exemption under Section 3(c)(4) of the 40 Act.  Section 3(c)(4) provides an exemption for a Company who’s primary business is “confined to making small financings, industrial loans or similar businesses”.  The Company’s sole business is to make small financing or lines of credit to its customers.   These customers will in turn provide micro loans it its customers.  We believe this falls squarely within the exemptions provided by Section 3(c)(4),  The loans and financings extended by each Series will be a “small financing” in that it will constitute a small part of their capital financing structure and represent a relatively small amount in relation to the size of the industry.  In addition, industrial loans are generally considered loans made to a business or corporation that can be used for various purposes, including working capital or to finance capital expenditures. Our customers are businesses and industries who will use these funds to industrial purposes.

In addition, we believe that the Company further qualifies for exemption under Section 3(c)(5) of the Investment Company Act.  Section 3(c)(5) provides exemption for “(a)ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: (A) Purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services; (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services; and (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”

The Company and each Series of the Company’s sole business will be to extend financings in the form of loans to its customers.  These are not redeemable securities and are extended to retailers of, specified “services”, specifically providing micro-lending services to its end customers.  In the Hannon Armstrong Sustainable Infrastructure Capital Inc. No-Action Letter, the SEC did not recommend enforcement action against Hannon Armstrong, a company engaged in the business of providing debt and equity financing to participants in the energy efficiency and renewable energy sector in the form of notes which were repaid “solely from payments” on the underlying leases which Hannon Armstrong argues constitute “merchandise and services.”

In a similar fashion, the Company (or each Series) makes loans to customers that will be repaid solely from payments that the customers receive under their energy project leases or financings.  The loans which the Company makes to its customers are secured by the underlying leases or financing agreements related to energy projects.  Likewise, the Company, nor any Series, will issue redeemable securities, face-amount certificates of the installment type or period payment plan certificates.

We believe that the Company and each Series meets the requirements of Section 3(c)(5) because it is primarily engaged in the non-investment company business of: (A) purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services; and/or (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise and/or services.

To rely on Section 3(c)(5), an issuer must be “primarily engaged” in one or more qualifying businesses.  The SEC has provided no-action assurance where, among other things, an issuer has established that a substantial majority of its assets are comprised of qualifying assets. Each Series will hold at least 80 percent of the value of its total assets in the Notes and other notes that qualify as assets under Section 3(c)(5)(A) and/or (B), because, as described below, we believe that the energy and related services provided by a renewable energy company are “merchandise and services” for purposes of Section 3(c)(5)(A) and (B).

To rely on Section 3(c)(5)(A), an issuer must purchase or otherwise acquire, among other instruments, notes.  Each Series will acquire the Notes by originating associated loans to its customers.  In addition, the exclusion from the definition of investment company provided by Section 3(c)(5)(A) is available only to those issuers that are primarily engaged in the business of acquiring qualifying obligations “representing part or all of the sales price of merchandise . . . and services . . . .”   A note or other obligation must relate to the sale of specific merchandise, insurance or services to be a qualifying obligation under Section 3(c)(5)(A).[7]  Because the leases and financings provide for customers to pay amounts tied to the receipt of energy and related services, and are otherwise primarily structured to facilitate the provision of energy and related services, the leases and financings are best understood as contracts for the purchase and sale of energy and services (and not leases of equipment).  Furthermore, because the notes held by a Series entitle it to payments based on the payments for energy and related services, the loans represent part or all of the sales price of merchandise and services for purposes of Section 3(c)(5)(A).

With respect to whether energy should qualify as “merchandise” and related services should qualify as “services” under Section 3(c)(5)(A), the SEC has previously considered forms of energy to be “merchandise or services” for purposes of Section 3(c)(5)(B).

We believe that the financings and leases are best understood as contracts for the purchase and sale of energy and services, and therefore qualify as merchandise and services under Section 3(c)(5)(B).  The Company’s customers enable the sale of energy and related services to end users, and are therefore are “manufacturers, wholesalers and retailers” for purposes of Section 3(c)(5)(B).

Similar to the issuer in Hannon Armstrong No Action Letter, we believe the Company’s financings to its customers constitute merchandise and services which would qualify the Company for an exemption under Section 3(c)(5).

No assurance can be given that the SEC will concur with our assessment of the exemption and its application towards our business.

If the Company were to be required to register under the Investment Company Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager and SIMA may be forced to liquidate and wind up each Series of Notes or rescind the Offerings for any of the Series or the offering for any other Series of Notes.

Possible Changes in Federal Tax Laws.

The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any Series of Notes of the Company would be limited to prospective effect. For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Notes of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions now only qualify for that treatment with respect to real property.  Accordingly, the ultimate effect on an Note Holder’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risks Relating to Our Participation in the Off-Grid Solar, Microfinance and Affordable Housing Sectors

Off-grid solar, microfinance and affordable housing lending pose unique risks not generally associated with other forms of lending, and, as a result, we may experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our results and operations.

Our core mission is to provide loans and financing to off-grid solar, microfinance and affordable housing companies in emerging markets who in turn provide loans and financing to end-user customers, including individuals who improve their access to clean electricity, operate very small enterprises and undertake income generating activities, or improve their housing situation.  The end-user customers of the off-grid solar, microfinance and affordable housing companies have very limited income, savings and credit histories, and can only provide limited collateral or security for their borrowings. To the extent that the end-user customers have assets such as: in the case of microfinance, a vehicle used in the business; in the case of off-grid solar, a solar energy system; or in the case of affordable housing, the house itself, the companies may require a lien on such asset  to secure repayment from end-user customers.  Any such security interest would not directly secure the payment of our loans to the company. We will, however, require that off-grid solar, microfinance or affordable housing companies grant us a general security interest in all their assets and inventory.

Off-grid solar, microfinance and affordable housing companies pose a higher risk of default than borrowers with greater financial resources and more established credit histories and borrowers with better access to education, employment opportunities, and social services. Due to the circumstances of these borrowers and non-traditional lending practices, we may, in the future, experience increased levels of non-performing loans and related provisions and write-offs that negatively impact our business and results of operations.

Off-grid solar, microfinance and affordable housing companies generally do not rely on credit scores to determine the credit worthiness of a borrower, and as a result, these financings may experience increased levels of default which may result in a higher number of write-offs that negatively impact our results of operations.

Off-grid solar systems are designed to provide electricity to individuals and communities that are not connected to the traditional power grid. These systems play a crucial role in bringing clean and reliable energy to remote areas where access to electricity is limited or nonexistent especially by offering PAYGO (pay as you go) service, which enables consumers to pay overtime in installments instead of a lump sum payment. This removes the barrier of high upfront cost to acquire the system. Typically, the PAYGO payments are relatively small, often resulting in savings that outweigh the costs of relying on alternative sources of electricity, thus making clean reliable electricity accessible for the lowest income households.

Not only is solar energy reliable, but solar energy also brings significant health benefits. The transition from using kerosene lamps or fossil fuels for lighting to solar-powered solutions eliminates harmful indoor air pollutants and reduces the risk of respiratory diseases. Kerosene and fossil fuel combustion emit toxic fumes that can lead to respiratory issues, asthma, bronchitis, and other ailments. By adopting solar-powered lighting, low-income households can enjoy cleaner indoor air, reducing the prevalence of these health conditions. Solar-powered lighting systems also provide brighter and more stable illumination, reducing eye strain and promoting better eye health. This improvement in lighting conditions is especially beneficial for activities like studying and working, contributing to overall well-being.

PAYGo solar companies offer flexibility and have the advantage of remotely locking the solar systems in the event of non-payment and being able to track their location using GPS, enabling repossession if necessary. Off-grid solar companies typically maintain call centers to actively remind and encourage customers to make timely payments, supported by a strong network of on-ground local sales staff who assess customers' financial well-being and advise customers on use of solar systems.

PAYGo payments are mainly made via mobile money, giving users convenience and flexibility, and allowing for significant customer outreach in marginalized and rural areas. If payments are missed, the systems can be immediately locked remotely. This serves as an incentive for customers to make prompt payments. If, despite reminders a customer still fails to make payments, the systems may be repossessed and redeployed. Evaluation of an offgrid solar company includes assessing its credit policies, the market conditions they operate in, the company’s ability to manage its PAYGo portfolio, evaluation of financial and non-financial data of prospective borroweers, etc.

Microfinance is based on providing products and services to those with little access to traditional banking services. Potential microenterprise loan borrowers that may not have a credit score, due to small size, may still be considered credit worthy for a targeted, proceeds-specific loan. As a result, lenders do not use credit reports as the sole determinant of the client’s capability and ability to pay. Rather than rely on credit scores, lenders may rely on public record databases to verify the information provided by the borrower. Lenders may also meet with clients to study their financial records, check inventory, and help create a model of estimated revenues, expenses and profits. The loan specialist assembles character and borrower profile information, including references, personal and business information. The loan specialist also makes a complete financial evaluation of the borrower’s business. The evaluation considers various attributes of the business, including how the business operates, its operating margins, and average yearly sales etc. The loan specialist considers all of the borrower’s business and family expenses in assessing the borrower’s repayment capacity. To account for undisclosed expenses, a borrower’s repayment capacity is typically calculated at a discount of the small business’s net operating income less the borrower’s family expenses.

Affordable housing addresses the needs of the over 1.6 billion people worldwide who lack adequate housing. The affordable housing sector provides loans to families which allow them to acquire housing or improve their home.  The affordable housing companies funded through Sow Good loans include housing developers, affordable mortgage companies and microfinance companies that finance homes and home improvements.  These affordable housing companies all have underwriting criteria concerning the stability of income and household cash flows, which are applied when assessing affordable housing end-user customers.

If the information that is gathered from potential borrowers is not correct, there may be increased levels of non-performing loans and related provisions and write-offs that negatively impact the Lenders business and the lenders ability to repay their loans to the Company.

Risks Relating to Non-U.S. Borrowers

Our financings will be used to fund additional PAYGo solar loans, microloans or affordable housing loans to foreign borrowers which may involve significant risks in addition to the risks inherent in U.S. borrowers.

Our investment strategy contemplates extending financings to companies that will in turn provide PAYGo loans to off-grid solar customers, loans to microfinance customers, or loans to affordable housing customers outside of the United States. Our Manager has previously provided financing to such companies located in 25 emerging market countries including India, Thailand, Nigeria, Zimbabwe, Tanzania, Sierra Leone, Ethiopia, Kenya, Cambodia, Uganda, DR Congo, Mozambique, Senegal, Zambia, Liberia, Rwanda, Malawi, Namibia, Benin, South Africa, Congo, Chad, Pakistan, Ghana and Mauritius. We expect to provide loans to borrowers located in these countries, or emerging market countries like them. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include the economic disruption caused by the global outbreak of the Coronavirus and changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the U.S., higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

Non-U.S. loans involve certain legal, geopolitical, investment, repatriation, and transparency risks not typically associated with investing in the U.S.

•Legal Risk: The legal framework of certain developing countries is rapidly evolving and it is not possible to accurately predict the content or implications of changes in their statutes or regulations. Existing legal frameworks may be unfairly or unevenly enforced, and courts may decline to enforce legal protections covering our investments altogether. The cost and difficulties of litigation in these countries may make enforcement of our rights impractical or impossible. Adverse regulation or legislation may be introduced at any time without prior warning or consultation.

•Geopolitical Risk: Given that we provide financing to borrowers in developing economies, there is a possibility of nationalization, expropriation, unfavorable regulation, economic, political, or social instability, war, or terrorism which could adversely affect the economies of a given jurisdiction or lead to a material adverse change in the value of our investments in such jurisdiction.

•Investment & Repatriation Risks: Significant time and/or financial resources may be required to obtain necessary government approval for us to provide financing under certain circumstances. In addition, we may provide financings in jurisdictions that become subject to restrictions as a result of economic or other sanctions after the time of our investment, the predictability of which is less certain given the new U.S. presidential administration. Under such circumstances, we may experience loss, including total loss, of the funds advances under the financings.

•Transparency Risks: Disclosure, accounting, and financial standards in developing economies vary widely and may not be equivalent to those of developed countries.

Fluctuation in currency exchange rates may negatively affect our borrowers’ ability to pay U.S. dollars denominated financings

For investments denominated in U.S. dollars, if the U.S. dollar rises, it may become more difficult for borrowers to make payments if the borrowers are operating in markets where the local currencies are depreciating relative the U.S. dollar.

Lack of compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including potential competitors, are not subject to these prohibitions. Fraudulent practices, including corruption, extortion, bribery, pay-offs, theft and others, occur from time-to-time in countries in which we may do business. If people acting on our behalf or at our request are found to have engaged in such practices, severe penalties and other consequences could be imposed on us that may have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to make distributions to you and the value of your investment.

Risks Related to SIMA, our Manager

Our Manager has a limited operating history with which to judge our performance.

We have been in existence since July 2015. Although the Manager and its principals have substantial experience in the finance and investment industry, the Company is largely newly formed and has no operating history upon which to evaluate our business and prospects. Our proposed business operations will be subject to numerous risks associated with early-stage enterprises. These risks apply particularly to us because the markets for our investment products and services are new and rapidly evolving. We cannot assure Note holders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

We are dependent upon the key management personnel of SIMA our Manager, who will face conflicts of interest relating to time management, for our future success.

We have no employees. The Company is managed and controlled by SIMA.  The officers and employees of SIMA and its affiliates may hold similar positions in other affiliated entities and they may from time to time allocate more of their time to service the needs of such entities than they allocate to servicing our needs.

In addition, we have no separate facilities and are completely reliant on SIMA, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk of discontinuation of our Manager’s operations or termination of the Advisory Agreement and the risk that, upon such event, no suitable replacement will be found. We believe that our success depends to a significant extent upon our Manager and that discontinuation of its operations could have a material adverse effect on our ability to achieve our investment objectives.

We may compete with other Manager affiliated entities, and with other entities that Manager affiliated entities may advise or own interests in, whether existing or created in the future, for opportunities to participate in impact financings. The Manager may face conflicts of interest when evaluating investment opportunities for us and other owned and/or managed by Manager affiliated entities and these conflicts of interest may have a negative impact on us.

Manager affiliated entities may have, and additional entities (including those that may be advised by Manager affiliated entities or in which Manager affiliated entities own interests) may be given, priority over us with respect to the acquisition of certain types of investments. As a result of our potential competition with these entities, certain investment opportunities that would otherwise be available to us may not in fact be available.

Our success will be dependent on the performance of our Manager and our Manager’s failure to identify and make decisions that meet our lending criteria or perform their responsibilities under the Advisory Agreement may adversely affect our ability to realize our objectives.

Our ability to achieve our objectives will depend, in part, on our Manager’s ability to extend financings to customers that meet our criteria. Accomplishing this result on a cost-effective basis will, in part, be a function of our Manager’s execution of the underwriting process, their capacity to provide competent and efficient services to us, and, their ability to source attractive opportunities. The Manager is responsible for locating, performing due diligence and closing on suitable acquisitions based on their access to local markets, local market knowledge for quality deal flow and extensive local private credit experience. Our Manager will have substantial responsibilities under the Advisory Agreement. Any failure to manage the lending process effectively could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to find suitable opportunities through our Manager.  Our ability to achieve our investment objectives and to pay distributions will be dependent upon the performance of our local sub-advisors in the identification, performance of due diligence on and acquisition of investments, the determination of any financing arrangements, and the management of our projects and assets. If our Manager fails to perform according to our expectations, or if the due diligence conducted by the Manager fails to reveal all material risks of the businesses of our target investments, we could be materially adversely affected.

There are significant potential conflicts of interest, which could impact our investment returns.

In the course of our investing activities, we also pay management and incentive fees to our Manager and reimburse our Manager for certain administrative expenses incurred on behalf of the Company. As a result of this arrangement, there may be times when the management team of our Manager has interests that differ from those of our certificate holders, giving rise to a conflict.

Competition with third parties may reduce profitability.

The Company competes with many other entities engaged in similar business activities, many of which have greater resources than we do. Specifically, there are numerous institutions that operate in the markets in which the Company may operate, that will compete with us in acquiring customers.

Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. Competitors with substantially greater financial resources than us may generally be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of entities in which investments may be made or risks attendant to a geographic concentration of investments.

Uninsured losses could result in a loss of capital.

In the event of a substantial loss, there will be no insurance coverage to cover such losses.  Should an uninsured loss occur, the Series could lose all or a portion of the capital it has invested in the Associated Financing, as well as the anticipated future revenue from the Associated Financing.

Risks Related to Ownership of our Notes

Lack of voting rights.

The Manager has a unilateral ability to amend the LLC Agreement and the allocation policy in certain circumstances without the consent of the Note Holders.  The Note Holders only have limited voting rights in respect of the Series of Notes.  Note Holders will therefore be subject to any amendments the Manager makes (if any) to the LLC Agreement and allocation policy and also any decision it takes in respect of the Company and the applicable Series, which the Note Holders do not get a right to vote upon. Note Holders may not necessarily agree with such amendments or decisions and such amendments or decisions may not be in the best interests of all of the Note Holders as a whole but only a limited number.

Furthermore, the Manager can only be removed as manager of the Company and each Series in very limited circumstances, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company or a Series of Notes. Note Holders would therefore not be able to remove the Manager merely because they did not agree, for example, with how the Manager was operating an Associated Financing.

If a market ever develops for the Notes, the market price and trading volume of our Notes may be volatile.

Although the Company does not plan to list the Notes on an exchange or trading platform, if a market for the Notes does develop, the market price of the Notes could fluctuate significantly for many reasons, including reasons unrelated to our performance, any Associated Financing or any Series, such as reports by industry analysts, Note Holder perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions.  For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of Notes may decline as well.

In addition, fluctuations in operating results of a particular Series or the failure of operating results to meet the expectations of Note Holders may negatively impact the price of our securities.  Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Funds from purchasers accompanying subscriptions for the Notes will not accrue interest prior to closing of applicable series.

The funds paid by a subscriber for Notes will be held in a non-interest-bearing account by the Manager until the admission of the subscriber as a Note Holder in the applicable Series, if such subscription is accepted. Purchasers will not have the use of such funds or receive interest thereon pending the completion of the Offering. No subscriptions will be accepted, and no Notes will be sold unless valid subscriptions for the Offering are received and accepted prior to the termination of the applicable Offering Period. It is also anticipated that subscriptions will not be accepted from prospective Note Holders located in states where the Company is not registered.  If we terminate an Offering prior to accepting a subscriber’s subscription, funds will be returned promptly, without interest or deduction, to the proposed Note Holder.

Any dispute in relation to the Notes is subject to the exclusive jurisdiction of the Courts of the State of New York, except where Federal law requires that certain claims be brought in Federal courts.  Our Investor Agreement, to the fullest extent permitted by applicable law, provides for Note Holders to waive their right to a jury trial.

Each Note Holder will covenant and agree not to bring any claim in any venue other than the courts of the State of New York and of the United States of America, in each case, located in the State of New York, New York City (the “New York Courts"), or if required by Federal law, a Federal court of the United States, as in the case of claims brought under the Securities Exchange Act of 1934, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Note Holders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

If a Noteholder were to bring a claim against the Company under the Note or Investor Agreement and such claim was governed by state law, it would have to bring such claim in the New York Courts. The Investor Agreement, to the fullest extent permitted by applicable law and subject to limited exceptions, provides for Note Holders to consent to exclusive jurisdiction to the New York Courts and for a waiver of the right to a trial by jury, if such waiver is allowed by the court where the claim is brought.  Any right a Noteholder may have to a trial by jury in respect of any legal action arising out of or relating to, directly or indirectly, the Investor Agreement or the transactions contemplated thereby. The Noteholder acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of the waiver, (c) such party makes the waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers. The waiver of a jury trial applies to both primary and secondary sales.

It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Investor Agreement.  Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Investor Agreement with a jury trial. No condition, stipulation or provision of the Investor Agreement or our Notes serves as a waiver by any Note Holder or beneficial owner of our Notes or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, the Company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and the Company believes that the provision does not impact the rights of any Note Holder or beneficial owner of our Notes to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions may have the effect of limiting the ability of Note Holders to bring a legal claim against us due to geographic limitations and may limit a Note Holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Furthermore, waiver of a trial by jury may disadvantage an investor by being more expensive and to the extent that a judge might be less likely than a jury to resolve an action in the investor’s favor. Further, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could materially and adversely affect our business and financial condition.

Risk Inherent in Investing Through a Delaware Series LLC.

Under Delaware law, a Limited Liability Company (LLC) may be composed of individual series of membership interests. This type of entity is referred to as a Series LLC. Each series effectively is treated as a separate entity, meaning the debts; liabilities, obligations and expenses of one series cannot be enforced against another series of the LLC or against the LLC as a whole. Each series can hold its own assets, have its own members, conduct its own operations and pursue different business objectives, but remain insulated from claims of members, creditors or litigants pursuing the assets of or asserting claims against another series.  There is a certain degree of uncertainty surrounding the Series LLC form. For example, the legal separation of the assets and liabilities of each series in a Series LLC has not been tested in court. Although Delaware law clearly provides for legal separation of series, it is unclear whether courts in other states and/or jurisdictions would recognize a legal separation of assets and liabilities within what is technically a single entity. Therefore, even if a Delaware Series LLC were properly operated with distinct records relating to the assets and liabilities of each series, a court in another jurisdiction could determine not to recognize the legal separation afforded under Delaware law.

The status of a Series LLC in bankruptcy is unknown.

Generally, each Series will be regarded as being bankruptcy remote from each other series.  This means that the assets of one group or series of assets are protected in the event another group or series of assets becomes subject to suit or other action. For a specific series to file a petition in a bankruptcy apart from the other series or the parent LLC, it would need to be considered a “person” under federal bankruptcy code.  However, it is unclear whether a series is a “person” with the related right to file a bankruptcy petition that is separate and apart from the Company and other Series.  Even if a Series is deemed to have the right to file for bankruptcy on its own, it remains to be seen how the courts will apply the principles of “substantive consolidation” to the series LLC.

There is the potential for cross series liability

A series limited liability company offers multiple investment portfolios under one umbrella entity.  The principal benefit of a series limited liability company is that it achieves economies of scale by reducing the costs associated with multiple entities.  However, a series fund presents a risk because it is a single legal vehicle, notwithstanding the various divisions, or series, within it.  Although the right of each class of Interests is related to a specific asset established to by the Company, in theory all the assets are available to meet the liabilities to third parties of the company as a whole (including those generated in respect of a particular asset).  This gives rise to the possibility of “cross-series liability” i.e., one series being required to pay the liability of another.  While Delaware law clearly provides for cross-series insulation, the application of those provisions by courts outside of Delaware is largely untested.

U.S. Federal Income Tax Risk Factors

Failure of each Series to be classified as a separate entity for U.S. Federal income tax purposes could adversely affect the timing, amount and character of distributions to a holder of Series Notes.

We intend to treat each Series as a separate business entity for U.S. federal income tax purposes and the series LLC organization as a non-entity for U.S. federal income tax purposes.  Consistent with this approach, the Internal Revenue Service, or the IRS, has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series' classification for U.S. federal income tax purposes determined under general tax principles and the entity classification ("check-the-box") rules.

Your investment has various tax risks.

Although provisions of the Internal Revenue Code generally relevant to an investment in Series Notes are described in “U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in Series Notes.

POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the Notes, in particular, in relation to the Company, the Manager SIMA, and the Company’s customers.  The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective Note Holders should consider before investing in the Notes.

There are conflicts of interest between the Company, SIMA, and their affiliates.

We expect that SIMA will provide underwriting, lending, management and other services to the Company. Some, but not all, of the conflicts inherent in our Company’s transactions with SIMA and their affiliates, and the limitations on such parties adopted to address these conflicts, are described below.  Our Company, SIMA, and their respective affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have negative impact on our financial performance and, consequently, on distributions to Members and the value of our Notes.

The interests of SIMA and their principals and other affiliates may conflict with the interests of the Members.

The Company’s LLC Agreement provides our Manager with broad powers and authority which may result in one or more conflicts of interest between the interests of the Members and those of the Manager and their principals and affiliates. Potential conflicts of interest include, but are not limited to, the following:

-the Manager and their respective principals and/or affiliates are offering, and may continue to originate and offer, other investment opportunities, similar to this offering;

-the Manager and their respective principals and/or affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and Members will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the Manager, the principals and/or its other affiliates for their own benefit;

-we may engage the Manager or their affiliates to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis;

-a Series may acquire an Associated Financing that is owned by the Manager, or their respective principals and/or affiliates; and

-the Manager and their respective principals and/or affiliates are not required to devote all of their time and efforts to our affairs.

Our LLC Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our LLC Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such Notes and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our Note Holders and will not be subject to any different standards imposed by our LLC Agreement, the LLC Act or under any other law, rule or regulation or in equity.  These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own.  However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to Note Holders and the value of the Notes.  The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Allocations of income and expenses as between Series of Notes.

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific Series of Notes and certain Series of Notes may get a disproportionate percentage of the cost or income, as applicable.  In such circumstances, the Manager would be conflicted from acting in the best interests of the Company as a whole or the individual Series.  While we presently intend to allocate expenses as described in “Description of the Business – Allocation of Expenses”, the Manager has the right to change this allocation policy at any time without further notice to Note Holders.

The Manager has the ability to unilaterally amend the LLC Agreement and allocation policy.  As the Manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of the Company or any Series or may amend it in a way that is not beneficial for all Note Holders.  In addition, the LLC Agreement seeks to limit the fiduciary duties that the Manager owes to its Note Holders.  Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the Note Holders.  See “Description of Notes Offered” for more information.

Manager’s Fees and Compensation

None of the compensation set forth under “Compensation of the Manager” was determined by arms’ length negotiations. Note Holders must rely upon the duties of the Manager of good faith and fair dealing to protect their interests, as qualified by the LLC Agreement. While the Manager believes that the consideration is fair for the work being performed, there can be no assurance made that the compensation payable to the Manager will reflect the true market value of its services.

Our affiliates’ interests in other related Parties.

The officers and directors of SIMA, which is the sole member of the Manager, are also officers and directors and/or key professionals of other affiliates. These persons have legal obligations with respect to those entities that are similar to their obligations to us. As a result of their interests in other parties, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, they will face conflicts of interest in allocating their time among us and other parties and other business activities in which they are involved. SIMA may serve as the asset manager for multiple entities with similar strategies. These separate entities may all require the time and consideration of SIMA and its affiliates, potentially resulting in an unequal division of resources to all parties. However, we believe that SIMA has sufficient professionals to fully discharge their responsibilities to the all the parties for which they work.

DILUTION

Dilution means a reduction in value, control or earnings of the Notes the Note Holder owns.  There will be no dilution to any Note Holders associated with any Offering.  However, from time to time, additional Notes in the Series offered under this Offering Circular may be issued in order to raise capital to cover the applicable Series’ ongoing Operating Expenses.  See “Description of the Business – Operating Expenses” for further details.

The Manager or its assigns may acquire Notes in any Offering. In all circumstance, the Manager or its affiliated purchaser will pay the price per share offered to all other potential Note Holders hereunder.

USE OF PROCEEDS – SERIES 1-001

We estimate that the gross proceeds of the Series Offering (including from Series Notes acquired by the Manager) will be approximately the amount listed in the Use of Proceeds Table assuming the full amount of the Series Offering is sold, and will be used to retire, in full or in part, the amounts borrowed against Credit Facility.  Other use of proceeds is as set forth below:

Use of Proceeds Table	Dollar Amount	Percentage of Gross Cash Proceeds
Uses
Financing to Sun King(1)	$1,990,000	99.5%

Offering Fee (2)	$10,000	0.5%
Total Fees and Expenses	$10,000	0.5%
Total Proceeds	$2,000,000	100%

(1)The proceeds will be used to extend a financing or financings to Sun King.  The financing or financings will accrue interest at the rate of eight per cent (8%) per annum and have a maturity of twenty-four (24) months.

(2)The Manager charges a 0.50% per annum fee (“Offering Fee”) accrued in arrears to each Series which will also cover all Offering Expenses, resulting a net interest of 7.5% to Note Holders. Offering Expenses consist of legal, accounting, escrow, filing, banking, compliance costs and custody fees, as applicable, related to a specific offering (and excludes ongoing costs described in Operating Expenses). The Manager may waive the Offering Fee at its sole discretion.

Upon the closing of the Offering, proceeds from the sale of the Series Notes will be distributed to the account of the Series. The Series will complete the agreement and over time pay the Manager the amounts listed in the Series Detail Table.

In addition to the costs of acquiring the Associated Financing, proceeds from the Series Offering will be used to pay the items listed in the Series Detail Table and the Use of Proceeds Table above, including but not limited to the items described in the Use of Proceeds Table above.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth.  The Manager reserves the right to modify the use of proceeds based on the factors set forth above.  The Company is not expected to keep any of the proceeds from the Series Offering.  The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses.  In the event that less than the Maximum Series Notes are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, Offering Expenses and Acquisition Expenses.

DESCRIPTION OF SERIES 1-001

Overview

Series 1-001intends to use the proceeds from the sale of Notes to fund a financing to Sun King (formerly Greenlight Planet) in the amount of $2,000,000.  Borrower shall be required to pay interest at a rate of 8% per annum, with the interest paid bi-annually and all unpaid principal being due at maturity.  The maturity date will be 24 months.

About Sun King

The Borrower, Sun King is a leading off-grid solar company that specializes in designing, distributing, installing, and financing solar home energy products in Africa and Asia.

Brief history: Patrick and Anish’s journey in revolutionizing access to clean energy

Sun King, previously known as Green Light Planet, was founded by Patrick Walsh and Anish Thakar, while students at University of Illinois. Patrick, as part of his charity work visited rural India and observed that villagers relied heavily on kerosene lamps, which were detrimental to the health of users.  Afterwards Patrick, with the help of classmate, designed a solar lantern as a direct replacement for the kerosene lamp: brighter and healthier, but affordable enough that people could buy it on their own, without charity support. In 2007, Patrick and Anish founded Green Light Planet (now Sun King) with the aim of providing reliable and affordable energy to the 1.8 billion people who lack access to clean energy.

Sun King's impact goes beyond energy access. By replacing traditional kerosene lamps and other fossil fuel-based sources of lighting and energy, the company contributes to reducing greenhouse gas emissions and improving air quality. To date, Sun king's products have generated 820,232 MW of solar energy, resulting in the offset of 27 metric tons of CO2 and have provided light and power to 95 million people throughout its African and Asian markets, including Cameroon, Mozambique, and Togo, three countries it recently expanded into. In Kenya, where Sun king has been operational for over ten years, more than one in five individuals in the country rely on Sun King for lighting and power. As of August 2022, they have served 22 million Kenyans. According to the company, they have positively impacted 100 million lives by providing access to power.

Business model: Success in off-grid markets with dual distribution network and PAYGo offerings.

Sun King has achieved significant success in establishing a valuable franchise in key off-grid markets in Asia and Africa. Initially, the company focused on solar lamps with USB chargers, targeting the middle-income segment of the off-grid market. Today, the company's solar solutions include portable solar lanterns, home lighting systems, solar-powered televisions, and mobile charging stations. These products are designed to meet the specific energy needs of individuals living in areas without access to reliable electricity grids. They have now expanded their product range to include 600W Solar Home Systems to meet the needs of higher-income households, as well as smaller and more affordable solar lamps for low-income customers. By harnessing the power of the sun, Sun King enables users from all income brackets to illuminate their homes, power essential appliances, charge their mobile devices, and improve their overall quality of life.

Sun King currently has a workforce of 24,000 field agents through which Sun King has provided more than $500 million in solar purchase finance. Field agents (or sales agents) are local residents who promote and sell Sun king’s products among the local community for which they receive commission. By providing green jobs in areas where employment opportunities are limited, the company contributes to sustainable and inclusive economic growth.

Awards and recognitions: testimony for their achievements.

Sun King’s outstanding achievements have been recognized with several prestigious awards. In 2018, they were honored as the "Most Promising Brand" by the Economic Times, acknowledging their exceptional contributions. Additionally, Sun King received the S&P Global Platts Global Energy Award in 2020, specifically in the 'Award for Excellence - Power' category. These awards not only highlight the significant impact of Sun King on people's daily lives but also serve as a testament to its commitment and resilience.

Recent Equity raise: A sign of investor trust.

The company's consistent growth has attracted funding from across the globe. In August 2022, the company secured USD 260 million in series D funding. This round was led by Beyond Net Zero, the climate investing venture of General Atlantic, with participation from M&G Investments' Catalyst and Arch Emerging Markets Partners. In December 2022, the company further expanded its Series D funding to USD 330 million with an additional investment of USD 70 million led by Leap Frog Investments. This substantial funding demonstrates the widespread investor interest in Sun King due to its significant social impact as well as its impressive growth and profitability.

Management and governance: Driving force behind company’s success.

The company takes integrity seriously and has implemented specific policies and standard operating procedures (SOPs) across all departments and functions to ensure ethical conduct. Key individuals within the company include:

•Patrick Walsh: Co-founder and CEO of Sun King. Patrick Walsh established the company in 2007 and has been instrumental in developing its core technology, manufacturing, and supply chain. He leads the company's leadership team. Patrick holds a Bachelor of Science degree in Physics and Economics from the University of Illinois.

•Anish Thakkar: Co-founder of Sun King. Anish Thakkar co-founded the company with Patrick. Anish was Patrick’s batch mate at the University of Illinois. They met while Patrick was trying to design prototypes for Sun king lanterns at a lab and since then have worked together to make Sun King a success.

•Kota Kojima: Currently serving as the Chief Operating Officer at Sun King, Kota Kojima is a graduate of San Diego State University. Prior to joining Sun King, he held multiple positions at KPMG in San Francisco.

•Krishna Swaroop: Krishna Swaroop is the Chief Financial Officer at Sun King. He is a graduate of a top university in India and brings 15 years of experience in the finance industry to his role at Sun King.

These key individuals contribute to the company's success and play vital roles in its operations and strategic decision-making processes.

Looking ahead, the company aims to expand its distribution presence through strategic partnerships with financial institutions, governmental organizations, NGOs, and companies with rural distribution networks, while continuously innovating and introducing new products and services. Sun King has recently acquired PayGo Energy, a leading innovator in pay-as-you-go technology for clean cooking.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion and analysis and other parts of this offering statement contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this offering statement.

Since its formation in April 2023, the Company has been engaged primarily in identifying and acquiring a collection of Associated Financings. The Company plans to facilitate financing to the companies in the Associated Financings through debt financing, including debt raised in connection with the Offerings.

In addition, the Manager has been engaged in developing the financial, offering and other materials to begin offering Notes in the Company’s Series.

We are devoting substantially all our efforts to establishing our business and planned principal operations will commence at the time of the launch of the Offering for Series Notes described. As such, and because of the start-up nature of the Company’s business, the reported financial information once the Company or any Series is capitalized and has assets or liabilities, will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the Manager, its affiliates and employees of its Manager, SIMA, to grow and support our business.

There are a number of key factors that will have large potential impacts on our operating results going forward including the Manager’s and SIMA’s ability to:

-source high quality customers;

-market the Platform and the offerings in individual Series of the Company and attract Note Holders to the Platform to acquire the Notes issued by Series of the Company; and

-continue to develop the Platform and provide the information and technology infrastructure to support the issuance of Notes in Series of the Company.

We have not yet generated any revenues and do not anticipate doing so until Q4 of 2023. We have not launched or completed any initial offerings to date but expect to commence offerings in Q4 of 2023

At the time of this filing, all assets and liabilities related to the Series that have been incurred to date and will be incurred until the Closings of the respective Offerings are the responsibility of the Company or the Manager and responsibility for any assets or liabilities related to any Associated Financings will not transfer to each Series until such time as a Closing for each Series has occurred.  As of June, 2023, the Company has no assets and no liabilities.

Historical Investment in Series Assets

We plan to provide indirect opportunities in Associated Financings to Note Holders through the Platform. At the time of this filing, we are offering an opportunity with respect to the financings listed in the Master Series Table. At the time of this filing, there have been no other transactions.

Liquidity and Capital Resources

From inception, the Company and the Series are expected to finance their business activities through capital contributions from investors or the Manager or financing provided to the Company and each individual Series. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Notes in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual Series at the sole discretion of the Manager. At the time of this filing, no capital contributions have been to the Company or any Series.

In the future, the Company may incur financial obligations related to loans made to the Company by officers of the Manager, affiliates of the Manager or third-party lenders. Each Series will repay any loans plus accrued interest used to acquire its Associated Financing with proceeds generated from the Closing of the Offering of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Associated Financing for another Series.

Plan of Operations

The Company plans to launch up to six offerings in the next twelve months.  We expect to launch Offerings for the Series highlighted in the Master Series Table in Q4 of 2023, with additional Series thereafter. The proceeds from any offerings closed during the next twelve months will be used to acquire additional Associated Financings, which we anticipate will enable the Company to reduce Operating Expenses for each Series as we negotiate better contracts for operating expenses with a larger collection of assets.

At the time of this filing, the Company and the Series highlighted in the Master Series Table have not commenced operations (other than entering into a purchase option agreement for the Associated Financing for that Series). The table below summarizes the planned operation for the next 12 month from the date of the filling.

PLAN OF OPERATIONS
	Activities	Details	Timeline for completion
1.	Initiate Legal process to obtain Reg-A approval with the SEC	• Complete REG A approval of Sow Good Platform	31-Oct-23
2.	Curate project pipeline for Sow Good (from existing SIMA funds borrowers)

• Identify 3 companies from the existing 130 socially driven companies on SIMA Fund portfolio.

• Sign fundraise mandates with the companies.

• Sign disclosure agreements to allow review of company by investors.

• Seek listing approval for the entities identified from the SEC.

30-Nov-23

3.	Finalize SIMA marketing plan w/ Forward Progress.	• Digitally market platform to individual investors in the US focusing on the individual impact story and use of the platform.	30-Nov-23
4.	Initiate the activities for Borrower – 1(Sun King)

• Complete ESG due diligence (If it is more than 9 months old)

• Complete need assessment and financial due-diligence of the borrower-1.

• Design a marketing campaign for the borrower 1.

• Make the campaign live for borrower – 1.

• Answer investor queries and complete initial due diligence of investors

• Confirm the investors details for the transaction.

• Initiate Legal process to obtain Reg-A approval.

• . Identify the KPIs detailing and Monitoring parameters for Borrower –1

30-Dec-23
7.	Series 1-001 – First Offering $2,000,000

• Engage in digital roadshows to market the offer.

• Set deadline for offering.

• Report on funds collected at the close of offer.

• Disburse the funds to borrower -1 (Sun King)

• Quarterly reporting on financial performance and ESG matrices is initiated on disbursement.

Upon qualification by the SEC

PLAN OF DISTRIBUTION AND SUBSCRIPTION PROCEDURE

Plan of distribution

We are managed by Social Investment Managers and Advisors, LLC, a Delaware limited liability company (the “Manager”). SIMA owns and operates the Sow Good Investments platform (the “Platform”), through which Note Holders may indirectly invest, through a Series of the Company’s Notes, in Associated Financings. Through the use of the Platform, Note Holders can browse and screen the potential investments and sign legal documents electronically. We intend to distribute the Notes exclusively through the Platform.  Neither the Manager nor SIMA nor any other affiliated entity involved in the offer and sale of the Notes is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of their participation in the sale of the Notes.

With respect to the Notes:

•The Company is the entity which issues Notes in each Series of the Company;

•SIMA owns and operates the Platform, through which membership interests are offered under Tier 2 of Regulation A pursuant to this Offering Circular, and, in its capacity as the operator of the Platform, provides services with respect to the selection, acquisition, and offering of the Associated Financings; and

•The Manager operates each Series of Notes following the closing of the Offering for that Series.

Neither SIMA nor the Manager receives a finder’s fee or any underwriting, discounts or commissions in relation to any Offering of Notes.

Discounts, Commissions and Expenses

The Manager is responsible for all offering fees and expenses, including the following: (i) all filing fees and communication expenses relating to the offering with the SEC and the filing of the offering materials with the Financial Industry Regulatory Authority, or FINRA; (ii) all fees and expenses relating to the listing on a secondary market or exchange, if applicable; (iii) all fees, expenses and disbursements relating to the registration or qualification of our securities under the “blue sky” securities laws of such states and other jurisdictions as reasonably designated; (iv) the costs of all mailing and printing of the offering documents; (v) fees and expenses of the transfer agent for the securities; and (vi) the fees and expenses of our accountants, legal counsel and other agents and representatives.

Assuming that the full amount of the offering is raised, the fee payable by the Manager will be$10,000, or approximately 0.5%.

Each of the Offerings is being conducted under Regulation A under the Securities Act and therefore, only offered and sold to “qualified purchasers”. For further details on the suitability requirements an Note Holder must meet in order to participate in these Offerings, see “Plan of Distribution and Subscription Procedure – Note Holder Suitability Standards”. As a Tier 2 offering pursuant to Regulation A under the Securities Act, these Offerings will be exempt from state law “Blue Sky” registration requirements, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our Notes are offered and sold only to “qualified purchasers” or at a time when our Notes are listed on a national securities exchange.

The initial offering price per share for the Series 1-001 Notes described in the Master Series Table above is based upon equal to the aggregate of (i) the anticipated maximum amount of the financing extended to Sun King, (ii) the Offering Fee (if any accrued) and divided by the number of the Series 1-001 Notes offered in each Offering. The initial offering price for a particular Series is a fixed price and will not vary based on demand by Note Holders or potential investors.

There will be different closing dates for each Offering. The Closing of an Offering will occur on the earliest to occur of (i) the date subscriptions for the Total Maximum Notes for a Series have been accepted or (ii) a date determined by the Manager in its sole discretion.  If Closing has not occurred, an Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the Commission which period may be extended with respect to a particular Series by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the Offering in its sole discretion.

In the case of each Series designated with a purchase agreement in the Master Series Table, the Company has independent purchase agreements to acquire the individual Associated Financings, which it plans to exercise upon the closing of the individual Offering. These individual purchase agreements may be further extended past their initial expiration dates and in the case a Series Offering does not close on or before its individual expiration date, or if we are unable to negotiate an extension of the purchase, the individual Offering will be terminated.

This Offering Circular does not constitute an offer or sale of any Series of Notes outside of the U.S.

Those persons who want to invest in the Notes must sign a Purchase Agreement, which will contain representations, warranties, covenants, and conditions customary for private placement investments in limited liability companies, see “How to Subscribe” below for further details.  A copy of the form of Purchase Agreement is attached as Exhibit 3.1.

Each Series of Notes will be issued in book-entry form without certificates which will be managed by our Transfer Agent.

SIMA, the Manager or its affiliates, and not the Company, will pay all of the expenses incurred in these Offerings that are not covered by the Offering Fee or Acquisition Fee, including fees to legal counsel, but excluding fees for counsel or other advisors to the Note Holders and fees associated with the filing of periodic reports with the Commission and future blue-sky filings with state securities departments, as applicable.  Any Note Holder desiring to engage separate legal counsel or other professional advisors in connection with this Offering will be responsible for the fees and costs of such separate representation.

Note Holder Suitability Standards

The Notes are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act) which include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the Notes of the Company (in connection with this Series or any other Series offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

The Notes will not be offered or sold to prospective Note Holders subject to the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”).

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our Manager will be permitted to make a determination that the subscribers of Notes in each Offering are “qualified purchasers” in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251 (d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in our Notes may involve significant risks.  Only Note Holders who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the Notes.  See “Risk Factors.”

Minimum and Maximum Investment

The minimum subscription by a Note Holder in an Offering is five (5) Notes, where such minimum subscription limit may be waived for a Note Holder by the Manager in its sole discretion.

Fees and Expenses

Offering Expenses

The Manager will charge each Series an “Offering Fee” of 0.5% per annum, which will include all offering expenses incurred with respect to the Offerings for the Series (“Offering Expenses”), including the offering expenses for Series 1-001 detailed in the Master Series Table. Offering Expenses consist of legal, accounting, escrow, filing, banking, compliance costs and custody fees, as applicable, related to a specific offering (and excludes ongoing costs described in Operating Expenses). The Manager may waive the Offering Fee at its sole discretion.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular.  Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular.  Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular.  You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement, together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section for the applicable Associated Financing on the Platform.  The contents of the Platform (other than the Offering Statement, this Offering Circular and the Appendices and Exhibits hereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential Note Holders who are “qualified purchasers” may subscribe to purchase Notes in the Series which have not had a Closing, as detailed in the Master Series Table.

The subscription process for each Offering is a separate process. Any potential Note Holder wishing to acquire any Series Notes must:

1.Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in any of the Series Notes is suitable for you.

2.Review the Terms of Purchase Agreement (including the “Note Holder Qualification and Attestation” attached thereto), which was pre-populated following your completion of certain questions on the Platform application and if the responses remain accurate and correct, agree to the completed Purchase Agreement using electronic acknowledgement on the Platform. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3.Once the completed Terms of Purchase Agreement is accepted for a particular Offering, the Platform or an integrated online payment provider will transfer funds in an amount equal to the purchase price for the relevant Series of Notes you have applied to subscribe for (as set out on the front page of your Purchase Agreement) into a non-interest-bearing escrow account with the Escrow Agent.  The Escrow Agent will hold such subscription monies in escrow until such time as your Purchase Agreement is either accepted or rejected by the Manager and, if accepted, such further time until you are issued with Series Notes for which you subscribed.

4.The Manager will review the completed subscription documentation. You may be asked to provide additional information. The Manager will contact you directly if required.  We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any Offering at any time prior to Closing.

5.Once the review is complete, the Manager will inform you whether or not your application to subscribe for the Series Notes is approved or denied and if approved, the number of Series Notes you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The Manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.If all or a part of your subscription in a particular Series is approved, then the number of Series Notes you are entitled to subscribe for will be issued to you upon the Closing. Simultaneously with the issuance of the Series Notes, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable Series as consideration for such Series Notes.

By executing the Terms of Purchase Agreement, you agree to be bound by the terms of the Purchase Agreement and the LLC Agreement. The Company and the Manager will rely on the information you provide in the Purchase Agreement, including the “Note Holder Qualification and Attestation” attached thereto and the supplemental information you provide in order for the Manager to verify your status as a “qualified purchaser”. If any information about your “qualified purchaser” status changes prior to you being issued Series Notes, please notify the Manager immediately using the contact details set out in the Purchase Agreement.

For further information on the subscription process, please contact the Manager using the contact details set out in the “Where to Find Additional Information” section.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be commingled with the Series of Notes’ operating account, until if and when there is a Closing for a particular Offering with respect to that Note Holder. When the Escrow Agent has received instructions from the Manager that an Offering will close, and the Note Holder’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Note Holder’s subscription proceeds in its possession to the account of the applicable Series.  If an Offering is terminated without a Closing, or if a prospective Note Holder’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Note Holders will be returned promptly to them without interest or deductions.  Any costs and expenses associated with a terminated offering will be borne by the Manager.

DESCRIPTION OF THE BUSINESS

Overview

Sow Good Investments was formed on April 5, 2023 as a Delaware series limited liability company by Social Investment Managers and Advisors, LLC, a Delaware limited liability company (“SIMA”) and registered investment advisor (CRD#: 309110/SEC#: 801-119020). The Company is a double bottom line firm focused on impact financing for solar energy, microfinance and affordable housing companies in emerging markets.  SIMA’s principals have been engaged in impact investing initiatives for over two decades and have cumulatively placed more than $2 billion in more than 300 companies, in over 50 countries.

SIMA promotes, structures and places impact investments in for-profit companies that align with financial, social and environmental goals. SIMA works with individual, institutional and philanthropic investors and with public sector development finance investors to create market-based investment opportunities with mitigated risk. SIMA chooses to work in some of the poorest countries in the world and maintains a strong local presence with teams in Kenya, Uganda, Pakistan, India, Nigeria, Mauritius, and the United States. Of SIMA’s 38 staff, 36 are located in sub-Saharan Africa and South Asia.

The Company will provide financings to participants in the off-grid solar, microfinance and affordable housing industries operating in the target markets.  Some of these participants will in turn provide their customer with financings to fund purchases. For example, solar energy end-user customers (typically known as Pay-As-You-Go (PAYGO) loan customers) will use the capital to finance the purchase of solar panels and equipment.  Microlenders will use capital to fund microloans to microenterprises, and lenders will use the financing proceeds to provide housing loans for affordable housing to end-user purchasers. These end-user customers and enterprises typically are in need of financing and the financing provided by the companies generates meaningful social and environmental impacts. As loans are repaid, our investment is returned and repaid to our investors.

As a limited liability company, we operate pursuant to a limited liability company agreement, dated May, 2023 (the “LLC Agreement”). We are managed by SIMA (the “Manager”). As a newly formed company, we have no operating history.

Our principal office is located at 157 Columbus Ave, Suite 512, New York, NY 10023 and our telephone number is +1 (917) 750-5588 and email address is info@sowgoodinvestments.com. For additional information regarding the Company or this Offering, you may write, email or telephone us at the address and telephone number above.

Business of the Company

The Notes represent an investment in a particular Series and thus indirectly the Associated Financing and do not represent an investment in the Company or the Manager generally.  We do not anticipate that any Series will own any assets other than the Associated Financing associated with such Series.  However, we expect that the operations of the Company, including the issuance of additional Series of Notes and their acquisition of additional assets, will benefit Note Holders by enabling each Series to benefit from economies of scale.

Associated Financings

Associated Financings will exclusively be made to the Company’s customers.  The Company’s customers will include companies which operate in the solar energy, microfinance and affordable housing industries.

Competition

The Company’s business is highly competitive. The Company faces competition for customers from other lenders, including banks as well as individuals. The Company also competes against other finance companies and other lenders whose loan structures and fee schedules might vary from those of traditional banking institutions.

The energy-access related crowdlending market in Europe is dominated by three main platforms: Trine (Sweden), Lendahand (Netherlands) and Energise Africa (UK).  Bettervest, Crowd4Climate and Charm Impact are also active in the sector. New market entrants, such as Tribes Capital, based in the UK, and Frankly.Green, based in Germany are also gaining market share.  However, none of these platforms are available to US investors.  In the US, Energea is an international equity investment platform available to US investors. Also, Kiva is a charitable donation platform in the US but does not take investments.

Increased competition could result in reduced volumes, reduced fees or the failure of the Platform to achieve or maintain more widespread market acceptance, any of which could harm our business. If any of the principal competitors or any major financial institution decided to compete vigorously for our customers, our ability to compete effectively could be significantly compromised and our operating results could be harmed. Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we have available and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships. These competitors may be better able to develop new products, to respond more quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to stay competitive and innovative, the demand for the products and services we offer through the Platform could stagnate or substantially decline.

Manager

The LLC Agreement designates SIMA as the Manager of the Company.  The Manager will generally not be entitled to vote on matters submitted to the Members.  The Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

The LLC Agreement further provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of Notes or any of the Members and will not be subject to any different standards imposed by the LLC Agreement, the LLC Act or under any other law, rule or regulation or in equity.  In addition, the LLC Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any Series or any of the Members.

In the event the Manager resigns as Manager of the Company, the holders of a majority of all Notes of the Company may elect a successor Manager.  Holders of Notes in each Series of the Company have no right to remove the Manager as manager of the Company. In the event the Manager is removed as manager of the Company, it shall also immediately cease to be manager of any Series.

See “Management” for additional information regarding the Manager.

Legal Proceedings

None of the Company, any Series, SIMA or any director or executive officer of the Company or SIMA is presently subject to any material legal proceedings.

Employees

The Company does not have any employees. As of July 20, 2023, SIMA had 35 full-time employees and contractors, and 3 part-time employees.

Properties

As of January 1, 2023, the Company did not own any property. Our headquarters are located at 157 Columbus Av. #512, New York, NY 10023.

Allocation of Expenses

To the extent relevant, Offering Expenses and revenue generated from Associated Financings and any indemnification payments made by the Company will be allocated amongst the various Series in accordance with the Manager’s allocation policy, a copy of which is available to Note Holders upon written request to the Manager. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to (as applicable), the applicable Series of Notes.  If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated equally across all of the Series.  The Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the Note Holders.

MANAGEMENT

Manager

The Manager of the Company will be Social Investment Managers and Advisors, LLC, a Delaware limited liability company formed on July 10, 2015.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. SIMA, and the officers and directors of SIMA are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.  SIMA is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the Associated Financings and generate income .

The Company will follow guidelines adopted by the Manager and implement policies set forth in the LLC Agreement unless otherwise modified by the Manager.  The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled.  The Manager may change our objectives at any time without approval of Members.

The Manager performs its duties and responsibilities pursuant to our LLC Agreement.  The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members.  Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

SIMA, an SEC-registered investment and advisory firm founded in 2015 by Asad Mahmood and Michael Rauenhorst. SIMA’s principals have been engaged in impact investing initiatives for over two decades and have cumulatively placed more than USD 2 billion in over 250 social enterprises across 50 countries. SIMA has a history of creating double bottom-line funds that provide impact investments in for-profit businesses that align with financial, social and environmental goals. Historically, SIMA has worked with individual, institutional and philanthropic investors and with public sector development finance investors to create market-based investment opportunities with mitigated risk. SIMA focuses on solar energy, financial inclusion and affordable housing in some of the poorest countries in the world. SIMA maintains a strong local presence with nearly 95% of their staff located in Sub-Saharan Africa and South Asia.  SIMA has been ranked among the top 50 impact investment fund managers for 2022 by Impact Assets.

Executive Officers, Directors and Key Employees of the Manager

The Manager is controlled by Social Investment Managers and Advisors, LLC (“SIMA”).  The officers and directors of SIMA are the following individuals:

Name	Age	Position
Syed Asad Mahmood	62	Chief Executive Officer
Michael Rauenhorst	64	Managing Partner

Syed Asad Mahmood holds a bachelor’s degree in Civil Engineering from Rutgers University, New Brunswick and an MBA in International Finance from Temple University. Mr. Mahmood is one of the longest serving investors and fund managers in the impact investing industry and held the position of Managing Director for Global Social Investment Funds at Deutsche Bank for 17 years.

Michael Rauenhorst graduated with an MBA in management Columbia Business School and a J.D. from Hamline Mitchell Law School.  Mr. Rauenhorst worked with Deutsche Bank for 13 years and co-developed some of the industry’s first social investment funds.  With Moody’s Corporation he co-developed one of the first ESG ratings for financial institutions. He has also launched social enterprises and is a co-founder of Micro Credit Limited, Jamaica.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by the Company.  Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives.  Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager.  Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of the Manager

The Manager may receive reimbursement for costs incurred relating to the Offering described herein and other offerings.  Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Notes, other than the Offering Fee, if any.

A more complete description of Management of the Company is included in “Description of the Business” and “Management”.

PRINCIPAL INTEREST HOLDERS

The Company is managed by the Manager. The Manager or an affiliate will own 100% of the membership interests in each series.  Notes

DESCRIPTION OF NOTES OFFERED

Notes

Description of the Notes

The Notes represent unsecured, non-guaranteed, payment dependent debt obligations of the Series.  Each Series shall issue Notes to fund the underlying Associated Financing made to the applicable borrower.  The Notes are being offered by the Series of the Company.  Series 1-001 is, and each other Series we may establish in the future will be, a separate series and not itself a separate legal entity and issue separate Notes.  The Associated Financings and other assets of one Series include only the Associated Financings, related assets and other assets that are held by that Series, including funds delivered for the purchase of Notes in that Series.

The limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our Company generally where the assets of such other Series or of our Company generally are insufficient to meet our liabilities.

Only Notes offered by Series 1-001 are being offered and sold pursuant to this offering circular.  Additional Notes may be offered by additional Series pursuant to one or more amendments to this offering circular.

Holders of Series Notes have no conversion, exchange, sinking fund, ownership, or other rights in the Series.

We expect that our Manager will authorize the creation of new Series that will extend additional financings to customers funded through the sale of Notes.

The Series described in the Master Series Table will use the proceeds of the respective Offerings to fund the respective Associated Financing, as well as pay certain fees and expenses related to the acquisition and each Offering (please see the “Use of Proceeds” sections for each Offering for further details). A Note Holder in an Offering will acquire a debt obligation of the Series Notes related to that Offering and not, for the avoidance of doubt, (i) an equity interest in the Company or the Series, (ii) an equity interest in any other Series of Notes, (iii) an interest in the Manager, (iv) a debt obligation of any other Series or (v) the Associated Financing associated with the Series or any Associated Financing owned by any other Series of Notes.

Further issuance of Notes

Only the Series Notes, which are not annotated as closed, in the Master Series Table are being offered and sold pursuant to this Offering Circular.  The Manager, in its sole discretion, has the option to issue additional Notes (in addition to those issued in connection with any Offering) on the same terms as the applicable Series of Notes is being offered hereunder as may be required from time to time in order to pay any Operating Expenses related to the applicable Associated Financing.

Interest Payments

Each Series’ obligation to make payments of interest and principal is contingent upon its receipt of payments on the Associated Financing.  A Series will make bi-annual distributions of interest [and principal] to the extent payments are received on the Associated Financing.  To the extent that a Series does not receive payments of interest related to the Associated Financing, the Series will not be obligation to make any payments on the Notes.

Registration rights

There are no registration rights in respect of the Notes.

Transfer restrictions

The Notes are subject to restrictions on transferability. A Member may not transfer, assign or pledge its Notes without the consent of the Manager.  The Manager may withhold consent in its sole discretion, including when the Manager determines that such transfer, assignment or pledge would result in (a) the assets of the Series being deemed “plan assets” for purposes of ERISA or (b) the Company, the Series or the Manager being subject to additional regulatory requirements. The transferring Member is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such sale is completed) including any legal fees incurred by the Company or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees.  The Manager or its affiliates will acquire Notes in each Series of Notes for their own accounts. The restrictions on transferability listed above will also apply to any redemptions or any resale of Notes via the Platform.

Additionally, unless and until the Notes of the Company are listed or quoted for trading, there are restrictions on the holder’s ability to pledge or transfer the Notes.  There can be no assurance that we will, or will be able to, register the Notes for resale and there can be no guarantee that a liquid market for the Note will develop. Therefore, Note Holders may be required to hold their Notes indefinitely. Please refer to Exhibit 2.2 (the LLC Agreement) and Exhibit 3.1 (the form of Purchase Agreement) for additional information regarding these restrictions.

Related Party Transactions

The Manager will provide administrative services to the Company and each Series.

The Manager has agreed to pay and not be reimbursed for the Company’s offering expenses and operating expenses incurred prior to the closing date.

The offering of the Notes will be facilitated through the SIMA Platform.  SIMA is sole member of the Company’s Manager.

Conflicts of Interest

We expect that the Series 1-001 and each other Series we establish in the future will have certain ongoing, operating relationships with each other.  We expect that the operating relationships among the Series will primarily include the coordination and use of Company overhead and support services.

In an effort to govern these operating relationships, address these conflicts of interest and promote the fair allocation of sale, financing, leasing and other business opportunities, our Manager has adopted an inter-series relationship, conflicts of interest and opportunity allocation policy (which we refer to as the “Inter-Series Policy”), which is administered by our Manager.  Our Manager’s adherence to this policy is expected to be reviewed quarterly by our Manager.  Our Manager may modify, suspend or rescind the policies set forth in the Inter-Series Policy without Member approval.  Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Inter-Series Policy in connection with particular facts and circumstances, all as our Manager may determine, consistent with its fiduciary duties to our Company and all of our Members.

General Policy

Under the Inter-Series Policy, all material matters in which holders of Series 1-001 Notes and Notes of any other Series may have divergent interests will be generally resolved in a manner that is in the best interests of our Company and all of such common Members after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of such separate classes of Notes.  Under the Inter-Series Policy, the relationship between the Series 1-001 and each other Series and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.

Relationship Among the Series

The Inter-Series Policy provides that our Manager will seek to manage each Series in a manner designed to maximize the operations, assets and value of all Series.

General.  The Inter-Series Policy provides that, except as otherwise provided in the Inter-Series Policy, all material commercial transactions between a Series and any other Series, will be on commercially reasonable terms taken as a whole.

Allocation of Company overhead and support services.  Each Series will have access to the support services of any other Series.  For shared company services, costs (other than those specifically required to be borne by our Manager under the administrative services agreement) relating to these services will be:

•allocated directly to the Series utilizing those services, and

•if not directly allocable to a Series, allocated among all of the then existing Series on a pro rata basis.

For other support services the Inter-Series Policy provides that the Series will seek to achieve efficiencies to minimize the aggregate costs incurred by the Series combined, although any Series also will be entitled to negotiate and procure support services on its own.

Our Manager may, without Member approval, modify or amend the method of allocation of support services and shared company services.

Our Manager will be responsible for the allocation of support services among the Series in a manner that is consistent with the Inter-Series Policy.

Financing arrangements.  No Series will be obligated to provide financial support to any other Series.

Exclusive jurisdiction; waiver of jury trial

Any dispute in relation to the Notes is subject to the exclusive jurisdiction of the Courts of the State of New York, except where Federal law requires that certain claims be brought in Federal courts.  Our Investor Agreement, to the fullest extent permitted by applicable law, provides for Note Holders to waive their right to a jury trial.

Each Note Holder will covenant and agree not to bring any claim in any venue other than the courts of the State of New York and of the United States of America, in each case, located in the State of New York, New York City (the “New York Courts"), or if required by Federal law, a Federal court of the United States, as in the case of claims brought under the Securities Exchange Act of 1934, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and Note Holders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

If a Noteholder were to bring a claim against the Company under the Note or Investor Agreement and such claim was governed by state law, it would have to bring such claim in the New York Courts. The Investor Agreement, to the fullest extent permitted by applicable law and subject to limited exceptions, provides for Note Holders to consent to exclusive jurisdiction to the New York Courts and for a waiver of the right to a trial by jury, if such waiver is allowed by the court where the claim is brought.

It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the Investor Agreement.  Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Investor Agreement with a jury trial. No condition, stipulation or provision of the Investor Agreement or our Notes serves as a waiver by any Note Holder or beneficial owner of our Notes or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, the Company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and the Company believes that the provision does not impact the rights of any Note Holder or beneficial owner of our Notes to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions may have the effect of limiting the ability of Note Holders to bring a legal claim against us due to geographic limitations and may limit a Note Holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Furthermore, waiver of a trial by jury may disadvantage an investor to the extent a judge might be less likely than a jury to resolve an action in the investor’s favor. Further, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could materially and adversely affect our business and financial condition.

If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law.  See “Risk Factors—Risks Related of Ownership of Our Notes—Any dispute in relation to the Notes is subject to the exclusive jurisdiction of the Courts of the State of New York, except where Federal law requires that certain claims be brought in Federal courts.  Our Investor Agreement, to the fullest extent permitted by applicable law, provides for Note Holders to waive their right to a jury trial.

”.  Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Investment Agreement with a jury trial. No condition, stipulation or provision of the Investment Agreement or our Notes serves as a waiver by any Note Holder or beneficial owner of our Notes or by us of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Additionally, the Company does not believe that claims under the federal securities laws shall be subject to the jury trial waiver provision, and the Company believes that the provision does not impact the rights of any Note Holder or beneficial owner of our Notes to bring claims under the federal securities laws or the rules and regulations thereunder.

These provisions may have the effect of limiting the ability of Note Holders to bring a legal claim against us due to geographic limitations and may limit a Note Holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us. Furthermore, waiver of a trial by jury may disadvantage you to the extent a judge might be less likely than a jury to resolve an action in your favor. Further, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, an action or proceeding against us, then we may incur additional costs associated with resolving these matters in other jurisdictions, which could adversely affect our business and financial condition.

Notes

INVESTMENT COMPANY ACT CONSIDERATIONS

The Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company, the Manager and SIMA have taken the position that the Company is not an Investment Company under Section 3(a)(1)(A) of the Investment Company Act because the Company is not “engaged primarily in the business of investing, reinvesting or trading in securities” nor is it “engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets.”

In the event that we, or our subsidiaries, were to acquire assets that could make such entities fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(4). Section 3(c)(4) excludes from the definition of investment company any person “substantially all of whose business is confined to making small loans, industrial banking, or similar businesses.” Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(4), we believe that the Company would fall under this exemption because the substantially all of the Company’s business is confined to making small loans and similar businesses.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Taxation of Purchasers of Notes Generally

The Notes will be treated for federal income tax purposes as representing the ownership of debt instruments issued by a Series of the Company, and, not as ownership interests in the related Series, the Company or the assets of the Series or the Company.

In addition to the federal income tax consequences described above, prospective investors should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Notes.  State and local income tax law may differ substantially from the corresponding federal tax law, and this discussion does not purport to describe any aspect of the income tax laws of any state or municipality.  Therefore, prospective investors should consult their own tax advisors with respect to the various tax consequences of investments in the Notes.

ERISA Considerations

Sections 404 and 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Code impose fiduciary and prohibited transaction restrictions on the activities of employee benefit plans (as defined in Section 3(3) of ERISA) and certain other retirement plans and arrangements subject to Section 4975 of the Code and on investment funds and accounts the assets of which are deemed to be “plan assets” for purposes of ERISA and Section 4975 of the Code, including but not limited to bank collective investment funds and insurance company separate and, in some circumstances, general accounts (together referred to as “Plans”).

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA), plans maintained outside the United States primarily for the benefit of persons substantially all of whom are non-resident aliens as described in Section 4(b)(4) of ERISA and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA. Accordingly, assets of these plans may be invested in the Notes without regard to the ERISA considerations described below, subject to the provisions of other applicable federal, state and local law.  Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, however, is subject to the prohibited transaction rules set forth in Section 503 of the Code.

ERISA generally imposes general fiduciary requirements on the fiduciaries of a Plan, including the duties of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. Any person who has discretionary authority or control with respect to the management or disposition of a Plan’s assets, (referred to as “Plan Assets”) and any person who provides investment advice with respect to Plan Assets for a fee (or who has the responsibility to provide such advice) is a fiduciary of the Plan. If the financings and other assets included in the Series were to constitute Plan Assets, then any party exercising management or discretionary control with respect to those assets may be deemed to be a “fiduciary” of investing Plans and would be subject to the fiduciary responsibility provisions of ERISA, including the prohibited transaction provisions of ERISA and Section 4975 of the Code with respect to all investing Plans.  In addition, the acquisition or holding of Notes by or on behalf of a Plan or with Plan Assets, as well as the operation of the Series, may constitute or involve a prohibited transaction under ERISA and the Code unless a statutory or administrative exemption is available. Further, Section 406 of ERISA and Section 4975 of the Code prohibits Plans from engaging in “prohibited transactions” set forth under those sections unless a statutory or administrative exemption is available.  Additionally, ERISA and Section 4975 of the Code impose penalties and excise taxes on certain persons (referred to in ERISA as parties in interest and in Section 4975 of the Code as “disqualified persons”) in connection with a prohibited transaction.

Some transactions involving the Series might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Plan that purchases the Notes if the financings and other assets included in the Series are deemed to be assets of the Plan.  The U.S. Department of Labor (“DOL”) has promulgated the DOL regulations (29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA and collectively referred to as the “Plan Asset Regulation”)) concerning whether or not a Plan’s assets would be deemed to include an interest in the underlying assets of an entity, including a trust, for purposes of applying the general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code.  The Plan Asset Regulation, provides that, generally, when a Plan acquires an “equity interest” in an entity, the Plan’s assets include the investment but do not, solely by reason of the Plan’s investment, include the underlying assets of the entity.  However, (1) when a Plan invests in an entity that is not an “operating company” or (2) the equity interest purchased by the Plan is neither a “publicly-offered security” or a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the investment and an undivided interest in each of the underlying assets of the entity unless “benefit plan investors” own less than 25% of any class of equity securities issued by the entity (all terms in quotes are as defined in the Plan Asset Regulation).   The Plan Asset Regulation provides that an “equity interest” is any interest in an entity other than an instrument that is treated as debt under local law and which has no substantial equity features.

In addition to and independent of whether the assets of the Series are deemed to be assets of a Plan pursuant to the Plan Asset Regulation the purchase, sale and holding of the Notes by or on behalf of a Plan could be considered to constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code if the depositor, the seller, the indenture trustee or any of their respective affiliates is or becomes a party in interest with respect to the Plan.

Because the Series may receive certain benefits in connection with the sale of the Notes, the purchase of Notes using Plan Assets over which any of such parties has investment authority and is a fiduciary for purposes of ERISA and Section 4975 of the Code might be deemed to be a violation of the prohibited transaction rules of ERISA or Section 4975 of the Code for which no exemption may be available.  Prospective Plan investors should therefore determine whether the Series is a “party in interest” (within the meaning of ERISA) or “disqualified person” (within the meaning of the Code) with respect to such plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions.  The DOL has granted certain class exemptions (“Class Exemptions”) which provide relief from certain of the prohibited transaction provisions of ERISA and the related excise tax provisions of the Code, including, but not limited to: Prohibited Transaction Class Exemption (“PTCE”) 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager”; PTCE 90-1, which exempts certain transactions between insurance company separate accounts and Parties in Interest (or Disqualified Persons); PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties in Interest (or Disqualified Persons); PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties in Interest (or Disqualified Persons); and PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in- house asset manager.”  There can be no assurance that any DOL exemption will apply with respect to any particular plan investment in the Notes or, even if all of the conditions specified therein were satisfied, that any exemption would apply to all prohibited transactions that may occur in connection with such investment.

In addition to any exemption that may be available under PTCE 95-60 for the purchase and holding of the Notes by an insurance company general account, Section 401(c) to ERISA may limit the application of certain of the provisions of Part 4 of Title I of ERISA and Section 4975 of the Code, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account.

Although there is no authority directly on point, the Series believes that, at the date of this preliminary private placement memorandum, the Notes should be treated as indebtedness with no substantial equity features for purposes of the Plan Asset Regulation.  The characterization of debt instruments may change after issuance.  A prospective transferee of the Notes or any interest therein who is a Plan trustee or is acting on behalf of a Plan, or using Plan Assets to effect such transfer or holding or a plan subject to a similar law or using assets of such a plan (each a “Plan Investor”), is required to provide written confirmation (or in the case of any Notes) transferred in book-entry form, will be deemed to have confirmed) that such transferee believes that such class of Notes are properly treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulation and agrees to so treat such eligible notes, and that the acquisition, holding and transfer of such class of eligible notes will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code) or comparable provisions of any Similar Law. A prospective purchaser or transferee may instead provide the Indenture Trustee with an opinion of counsel, which opinion of counsel will not be at the expense of the Series, which opines that the purchase, holding and transfer of such class of Notes or interest therein is permissible under applicable law, will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any violation of Similar Law and will not subject the Indenture Trustee or the Series to any obligation in addition to those undertaken in the Indenture.

Any holder of any Notes other than the is required to provide written confirmation (or in the case of any Ineligible Note transferred in book-entry form, will be deemed to have confirmed) that it is not a Plan Investor.

Any fiduciary or representative of a Plan Investor that proposes to acquire or hold the Notes on behalf of or with assets of any Plan Investor is encouraged to consult with its counsel with respect to the application of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code (and in the case of non-ERISA plans and arrangements, any additional federal, state or local law considerations) before making the proposed investment.

The sale of the Notes to a Plan Investor is in no respect a representation by the Depositor or the Indenture Trustee that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

Legal Investment

You should consult your own legal advisors to determine whether the Notes are legal investments for you and whether you can use the Notes as collateral for borrowings.  In addition, financial institutions should consult their legal advisors or regulators to determine the appropriate treatment of the Notes under risk-based capital and similar rules.

If you are subject to legal investment laws and regulations or to review by regulatory authorities, you may be subject to restrictions on investing in the Notes.  Institutions regulated by the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the National Credit Union Administration, the Treasury Department or any other federal or state agency with similar authority should review applicable regulations, policy statements and guidelines before purchasing the Notes.

Accounting Considerations

Various factors may influence the accounting treatment applicable to an investor’s acquisition and holding of the Notes.  Accounting standards, and the application and interpretation of such standards, are subject to change from time to time.  Investors are encouraged to consult their own accountants for advice as to the appropriate accounting treatment for the Notes.

WHERE TO FIND ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. All potential Note Holders in the Notes are entitled to review copies of any other agreements relating to any Series of Notes described in this Offering Circular and Offering Circular Supplements, if any.

The Manager will answer inquiries from potential Note Holders in Offerings concerning any of the Series of Notes, the Company, the Manager and other matters relating to the offer and sale of the Series Notes under this Offering Circular.  The Company will afford the potential Note Holders in the Notes the opportunity to obtain any additional information to the extent the Company possesses such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of the Offering Circular, except as so modified or superseded.

Requests and inquiries regarding the Offering Circular should be directed to:

SOW GOOD INVESTMENTS, LLC

157 Columbus Ave, Suite 512,

New York, NY 10023

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

68

Sow Good Investments, LLC

FINANCIAL STATEMENTS

For the Period April 5, 2023 to May 31, 2023

Sow Good Investments, LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of

Sow Good Investments, LLC

Opinion

We have audited the accompanying financial statements of Sow Good Investments, LLC (“the Company”) which comprise the balance sheet as of May 31, 2023, and the related statements of operations and member’s equity, and cash flows for the period from April 5, 2023 to May 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2023, and the results of its operations and its cash flows for the period from April 5, 2023 to May 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibility for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.  In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Raleigh, North Carolina

June 30, 2023

Sow Good Investments, LLC

BALANCE SHEET May 31, 2023

ASSETS

Total Assets	$0

LIABILITIES AND MEMBER'S EQUITY

Total Liabilities	$0

Member's Equity	0

$0

See accompanying notes to financial statements.

Sow Good Investments, LLC

STATEMENT OF OPERATIONS AND MEMBER'S EQUITY

For the period April 5, 2023 to May 31, 2023

Revenues	$0
Costs and expenses	0
Net Income	0
Member's Equity - beginning of period	0
Member's Equity - end of period	$0

See accompanying notes to financial statements.

Sow Good Investments, LLC

STATEMENT OF CASH FLOWS

For the period April 5, 2023, to May 31, 2023

Cash flows from operating activities:
Net cash provided by operating activities	$0
Cash and cash equivalents:
Beginning of period	0
End of period	$0

See accompanying notes to financial statements.

Sow Good Investments, LLC

NOTES TO FINANCIAL STATEMENTS FOR THE PERIOD APRIL 5, 2023 TO MAY 31, 2023

1.Organization and Nature of Business

Sow Good Investments, LLC (the "Company") is a Delaware limited liability company owned by Social Investment Managers & Advisors, LLC (the "Member"). The Company was organized on April 5, 2023. The Company was formed to facilitate investments by investors in opportunities designed to help create a better world while also building potential wealth for themselves. The Company plans to invest funds in exemplary double bottom-line companies in the solar energy, affordable housing, and microfinance sectors, primarily in sub-Saharan Africa and Asia.

The Company’s fiscal year-end is December 31.

As of May 31, 2023, the Company had not commenced operations, and the success of the Company is dependent on its ability to attract suitable investors.

2.Summary of Significant Accounting Policies Basis of Presentation:

The accounting and reporting policies of the Company conform with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The Company maintains its accounts using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when earned and expenses are recognized when incurred.

Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company considers cash accounts and securities with an original maturity of three months or less when purchased to be cash equivalents.

Income Taxes:

The Company does not provide for income taxes, since all income and losses are allocated to the Member for inclusion in its tax return. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements.

2.Summary of Significant Accounting Policies (continued)

The Company files income tax returns in the U.S. federal jurisdiction and Delaware state jurisdiction. The Company was organized during 2023, and thus is not subject to tax examinations by the respective taxing authorities for years prior to 2023.

Uncertain Tax Positions:

The Company evaluates all significant tax positions in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 740-10, Accounting for Uncertainty in Income Taxes. The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

As of May 31, 2023, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability, nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

New Accounting Pronouncements:

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that the Company will adopt as of the specified effective date. The Company has not elected to delay complying with any new or revised financial accounting standards. Additionally, the Company does not believe that the adoption of recently issued standards have or may have a material impact on the Company’s financial statements or disclosures.

3.Subsequent Events

Management has evaluated subsequent events through June 30, 2023, the date which the financial statements were available to be issued. No significant subsequent events have been noted by management.

FORM 1-A

Regulation A Offering Statement

Part III- Exhibits

SOW GOOD INVESTMENTS, LLC

157 Columbus Ave, Suite 512,

New York, NY 10023

EXHIBIT INDEX

Exhibit 2.1 –	Certificate of Formation for SOW GOOD INVESTMENTS, LLC **
Exhibit 2.2 –	LLC Agreement for SOW GOOD INVESTMENTS, LLC **
Exhibit 3.1 –	Form of Series Designation**
Exhibit 3.2 –	Form Note and Investor Agreement**
Exhibit 6.1	Memorandum of Understanding with Sun King*
Exhibit 11.1 -	Consent of Auditor **
Exhibit 12.1 -	Legality Opinion of Kunzler Bean Adamson*

* Filed herewith

** Filed previously

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on November 30, 2023.

SOW GOOD INVESTMENTS, LLC

By: Sow Good Manager, LLC its manager

By: Social Investment Managers and Advisors, LLC

By:	/s/ Syed Asad Mahmood
Name:	Syed Asad Mahmood
Title:	Chief Executive Officer

By:	/s/ Michael Rauenhorst
Name:	Michael Rauenhorst
Title:	Managing Partner

This report has been signed by the following persons in the capacities and on the dates indicated.

Sow Good Manager, LLC its manager By: Social Investment Managers and Advisors, LLC

Name:	Syed Asad Mahmood
Title:	Chief Executive Officer November 30, 2023
Name:	Michael Rauenhorst
Title:	Managing Partner
By:	/s/ Michael Rauenhorst November 30, 2023